Exhibit 10(a)

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of June 19, 2014

among

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC and EFIH FINANCE INC.,

as the Co-Borrowers,

The Several Lenders

from Time to Time Parties Hereto,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent,

CITIBANK, N.A.,

BANK OF AMERICA, N.A. AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents,

BARCLAYS BANK PLC, ROYAL BANK OF CANADA AND UNION BANK, N.A.

as Co-Documentation Agents,

DEUTSCHE BANK SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC,

RBC CAPITAL MARKETS1 AND UNION BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

LOOP CAPITAL MARKETS, LLC AND WILLIAMS CAPITAL GROUP, LLC,

as Co-Managers

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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5.3.	Legal Opinion	55
5.4.	Initial Budget	55
5.5.	Closing Certificates	55
5.6.	Authorization of Proceedings of Each Credit Party	55
5.7.	Fees	55
5.8.	Representations and Warranties	55
5.9.	Interim Fee Order	55
5.10.	First Day Orders	55
5.11.	Trustees and Examiners	56
5.12.	Projections	56
5.13.	Patriot Act	56
5.14.	Petition Date	56
5.15.	No Default	56
5.16.	Notice of Borrowing, Final Order and First Lien Settlement Order	56
5.17.	Payment of Fees	56
5.18.	Insurance	56
5.19.	Payment of Prepetition First Lien Obligations	56

Section 6.	Representations, Warranties and Agreements	57

6.1.	Corporate Status; Compliance with Laws	57
6.2.	Corporate Power and Authority	57
6.3.	No Violation	57
6.4.	Litigation	58
6.5.	Margin Regulations	58
6.6.	Governmental Approvals	58
6.7.	Investment Company Act	58
6.8.	True and Complete Disclosure	58
6.9.	Financial Condition; Projections; Material Adverse Effect	58
6.10.	Tax Matters	59
6.11.	Compliance with ERISA	59
6.12.	Subsidiaries	60
6.13.	Intellectual Property	60
6.14.	Environmental Laws	60
6.15.	Properties	60
6.16.	Final Order	61
6.17.	Status of Obligations; Perfection and Priority of Security Interests	61
6.18.	Insurance	61
6.19.	Labor Matters	61
6.20.	Sanctioned Persons; Anti-Corruption Laws; Patriot Act	61

Section 7.	Affirmative Covenants	62

7.1.	Information Covenants	62
7.2.	Books, Records and Inspections	65
7.3.	Maintenance of Insurance	66
7.4.	Payment of Taxes	66
7.5.	Consolidated Corporate Franchises	66
7.6.	Compliance with Statutes, Regulations, Etc.	67

7.7.	ERISA	67
7.8.	Maintenance of Properties	68
7.9.	Transactions with Affiliates	68
7.10.	End of Fiscal Years; Fiscal Quarters	69
7.11.	Additional Guarantors and Grantors	69
7.12.	Pledge of Additional Stock and Evidence of Indebtedness	70
7.13.	Further Assurances	70
7.14.	Bankruptcy Matters	70
7.15.	Reserved	71
7.16.	Use of Proceeds	71

Section 8.	Negative Covenants	71

8.1.	Limitation on Indebtedness	72
8.2.	Limitation on Liens	75
8.3.	Limitation on Fundamental Changes	78
8.4.	Limitation on Sale of Assets	79
8.5.	Limitation on Investments	81
8.6.	Limitation on Dividends	84
8.7.	Limitation on Prepaying Indebtedness	88
8.8.	Limitations on Sale Leasebacks	88
8.9.	Liquidity Covenant	88
8.10.	Changes in Business	88
8.11.	Bankruptcy Provisions	88
8.12.	Affiliate Value Transfers	89

Section 9.	Events of Default	89

9.1.	Payments	89
9.2.	Representations, Etc.	89
9.3.	Covenants	89
9.4.	Default Under Other Agreements	89
9.5.	ERISA	90
9.6.	Credit Documents	90
9.7.	Judgments	90
9.8.	Hedging Agreements	90
9.9.	Change of Control	90
9.10.	Matters Related to the Cases	90
9.11.	Automatic Stay	91
9.12.	Status of Orders	92
9.13.	Confirmation of Plan	92
9.14.	Application of Proceeds	92

Section 10.	The Agents	93

10.1.	Appointment	93
10.2.	Delegation of Duties	94
10.3.	Exculpatory Provisions	94
10.4.	Reliance by Agents	95
10.5.	Notice of Default	96

10.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	96
10.7.	Indemnification	96
10.8.	Agents in its Individual Capacities	97
10.9.	Successor Agents	98
10.10.	Withholding Tax	98
10.11.	Trust Indenture Act	98
10.12.	Security Documents and Guarantee	99

Section 11.	Miscellaneous	100

11.1.	Amendments, Waivers and Releases	100
11.2.	Notices	102
11.3.	No Waiver; Cumulative Remedies	103
11.4.	Survival of Representations and Warranties	103
11.5.	Payment of Expenses; Indemnification	103
11.6.	Successors and Assigns; Participations and Assignments	104
11.7.	Replacements of Lenders under Certain Circumstances	108
11.8.	Adjustments; Set-off	108
11.9.	Counterparts	109
11.10.	Severability	109
11.11.	INTEGRATION	109
11.12.	GOVERNING LAW	110
11.13.	Submission to Jurisdiction; Waivers	110
11.14.	Acknowledgments	110
11.15.	WAIVERS OF JURY TRIAL	111
11.16.	Confidentiality	111
11.17.	Direct Website Communications	112
11.18.	USA PATRIOT Act	113
11.19.	Payments Set Aside	113
11.20.	Separateness	114
11.21.	Keepwell	114

Section 12.	Security	114

12.1.	Security	114

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Subsidiaries
Schedule 1.1(c)	Unrestricted Subsidiaries
Schedule 1.1(d)	First Day Orders
Schedule 2.1(a)	Exchanged Amounts
Schedule 6.4	Litigation
Schedule 6.12	Subsidiaries
Schedule 6.15	Property
Schedule 7.9	Closing Date Affiliate Transactions
Schedule 8.1	Closing Date Indebtedness
Schedule 8.2	Closing Date Liens
Schedule 8.4	Scheduled Dispositions
Schedule 8.5	Closing Date Investments
Schedule 11.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note (Term Loans)
Exhibit H	Form of Non-U.S. Lender Certification
Exhibit I	Initial Budget
Exhibit J	Form of Final Order
Exhibit K	Form of Budget Notice
Exhibit L	Form of Interim Fee Order

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SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of June 19, 2014, among ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC, a Delaware limited liability company and a debtor and debtor-in-possession (“EFIH”) and EFIH FINANCE INC., a Delaware corporation and a debtor and debtor-in-possession (“EFIH FINANCE” and together with EFIH, each a “Co-Borrower” and collectively, the “Co-Borrowers” or the “Borrower”) in a case pending under chapter 11 of the Bankruptcy Code, the lending institutions from time to time parties hereto, including all Exchanging Lenders (each a “Lender” and, collectively, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent and DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC, RBC CAPITAL MARKETS and UNION BANK, N.A., as Joint Lead Arrangers and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on April 29, 2014 (the “Petition Date”), the Borrower and each of the other Guarantors as of the Closing Date filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases numbered 14-11001 and 14-11008 respectively (each, a “Case” and, collectively, the “Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of $5,400,000,000 in aggregate principal amount of Term Loans; and

WHEREAS, the Lenders are willing to make available to the Borrower such loans and facilities upon the terms and subject to the conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c), the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (the “Relevant LIBOR Rate”) for deposits in Dollars (as published by Reuters or any other commonly available source providing quotations of the Relevant LIBOR Rate as designated by the Administrative Agent) for a period equal to one-month. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or the Relevant LIBOR Rate, as applicable.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of a Prepayment Event.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that is in form and substance reasonably satisfactory to the Administrative Agent and provides for, among other things, the payment in full in cash of the Obligations outstanding under the Credit Documents (other than Contingent Obligations) on or prior to the earlier of the Plan Effective Date or substantial consummation of such Reorganization Plan.

“Additional Lender” shall mean, at any time, any Person (other than any such Person that is a Lender at such time) that agrees to provide any portion of the Incremental Facility pursuant to Section 2.13(f).

“Administrative Agent” shall mean Deutsche Bank AG New York Branch, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 10.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 11.6(b)(ii)(D).

“Advisors” shall mean legal counsel advising the Agents, the Lenders and their Related Parties in connection with their participation in the Cases, limited in the case of legal counsel to one primary counsel for the Agents (as of the Closing Date, Shearman & Sterling LLP and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, another firm of counsel for such affected Person).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Affiliate Value Transfer” shall mean any Investment made in reliance on Section 8.5(c), 8.5(g), 8.5(h), 8.5(i), 8.5(k), 8.5(l), 8.5(m), 8.5(p), 8.5(q), 8.5(t), 9.5(u), 8.5(z), or 8.5(bb), any Disposition made in reliance on Section 8.4(b), or 8.4(g), or any distribution made in reliance on Section 8.6(m), in each case made by the Borrower or any Restricted Subsidiary to an Affiliate thereof (other than the Borrower and the Restricted Subsidiaries), excluding payments, transfers or Dispositions to such Affiliates pursuant to the Shared Services Agreement or the Tax Sharing Agreement.

“Agent Parties” shall have the meaning provided in Section 11.17(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, each Joint Lead Arranger and Joint Bookrunner, the Co-Documentation Agents, and the Co-Managers.

“Agreement” shall mean this Senior Secured Superpriority Debtor-in-Possession Credit Agreement.

“Annual Operating Forecast” shall mean the approved annual business plan and projected operating budget of the Borrower delivered pursuant to clause (5) of the definition of “Maturity Date” or Section 7.1(d).

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan, 2.25% per annum.

“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount (which amount may not in any event be less than zero (0)) equal to the sum, without duplication, of:

(i) 50% of Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter or fiscal year, as applicable, for which Section 7.1 Financials have been delivered;

(ii) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital or deemed reduction in the amount of such Investment, the aggregate JV Distribution Amount received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

(iii) to the extent not (A) already included in the calculation of Consolidated Net Income or (B) already reflected as a return of capital or deemed reduction in the amount of any such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; and

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital or deemed reduction in the amount of such Investment, or (C) applied to prepay the Term Loans in accordance with Section 4.2(a), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investments or in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

minus (b) the sum, without duplication of:

(i) the aggregate amount of Investments made pursuant to Section 8.5(g)(ii)(y), 8.5(h)(iii), 8.5(i)(y) or 8.5(u)(y) following the Closing Date and prior to the Applicable Amount Reference Time; and

(ii) the aggregate amount of prepayments pursuant to Section 8.7 following the Closing Date and prior to the Applicable Amount Reference Time.

Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Applicable Amount, if the Applicable Amount at such time is less than zero, then the Applicable Amount shall be deemed to be zero for purposes of such calculation or determination.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of Borrower or any direct or indirect parent of Borrower (to the extent the proceeds of any such issuance are contributed to the Borrower), but excluding all proceeds from the issuance of Disqualified Stock minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 8.5(g)(ii)(x), 8.5(h)(ii), 8.5(i)(x) or 8.5(u)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(ii) the aggregate amount of dividends pursuant to Section 8.6(c)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT and ERCOT), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan, 3.25% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean (i) any Disposition of any business units, assets or other property of the Borrower and the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary) and (ii) the dividends and distributions of cash proceeds to the Borrower by any Oncor Subsidiary of Net Cash Proceeds from a Disposition by such Oncor Subsidiary. Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 8.4 (other than transactions permitted by Section 8.4(b), Section 8.4(i), Section 8.4(j), Section 8.4(n) and Section 8.4(o), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, the Controller, any Senior Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Avoidance Actions” shall mean the Credit Parties’ claims and causes of action under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code (but excluding causes of action arising under section 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code).

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101-1532.

“Bankruptcy Court” shall have the meaning assigned in the Recitals hereto.

“Benefited Lender” shall have the meaning provided in Section 11.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of one Type of Loan on a given date having a single Maturity Date and in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.9(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Budget” shall mean the Borrower and the Guarantors’ consolidated budget attached hereto as Exhibit I (the “Initial Budget”) setting forth a statement of cash sources and uses of all free cash flow for the next full 3 calendar months of the EFIH Debtors following the Final Order Entry Date, broken down month by month, including the anticipated uses of the Term Loan Facility in such detail as provided in Exhibit I, and after such initial 3 calendar month period, at the end of each fiscal quarter (or, at the election of the Borrower, at the end of each calendar month or such other earlier period as may be agreed), an updated 3 month statement of the matters set forth above for the subsequent 3 month period in similar detail, in each case certified as to its reasonableness when made by an Authorized Officer of the Borrower in the form of Exhibit K.

For the avoidance of doubt, no Budget shall constitute a cap or limitation on the amount of “Professional Fees” (as defined in the Final Order) payable by the EFIH Debtors.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.

“Capital Lease” shall mean, as applied to the Borrower and the Restricted Subsidiaries, any lease of any property (whether real, personal or mixed) by the Borrower or any Restricted Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Borrower; provided, however, that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any leases that were not capital leases when entered into but are recharacterized as capital leases due to a change in accounting rules after the Closing Date shall for all purposes of this agreement not be treated as Capital Leases.

“Capitalized Lease Obligations” shall mean, as applied to the Borrower and the Restricted Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Borrower in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty; provided, however, that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, any obligations that were not required to be included on the balance sheet of the Borrower as capital lease obligations when incurred but are recharacterized as capital lease obligations due to a change in accounting rules after the Closing Date shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.

“Carve Out” shall have the meaning assigned to such term in the Final Order.

“Case” and “Cases” shall each have the meaning assigned in the Recitals hereto.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean any Person that either (x) at the time it enters into a Cash Management Agreement or provides Cash Management Services or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement or a provider of such Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services or under any Cash Management Agreement.

“Cash Management Order” shall mean that certain Order (A) Authorizing the Debtors To (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Overnight Investment Accounts, (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims, and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority, in form and substance satisfactory to the Left Lead Arranger on a motion by the EFIH Debtors that is in form and substance satisfactory to the Left Lead Arranger, as such order or orders may be extended, amended, supplemented or modified in a manner satisfactory to the Left Lead Arranger.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services) and other cash management services.

“Change in Law” shall mean (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any party with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if, at any time, (a) Parent shall cease to own directly 100% of the Stock and Stock Equivalents of the Borrower or (b) there is a sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Oncor Subsidiaries, taken as a whole.

“Citi” shall mean Citigroup Global Markets Inc.

“Closing Date” shall mean the first date following the Final Order Entry Date on which the conditions precedent set forth in Section 5 shall have been satisfied or waived in accordance with Section 11.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Borrower” or “Co-Borrowers” shall have the meaning provided in the preamble to this Agreement.

“Co-Documentation Agents” shall mean Barclays Bank PLC, Royal Bank of Canada and Union Bank, N.A., as documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Co-Managers” shall mean Loop Capital Markets, LLC and Williams Capital Group, LLC, as co-managers for the Lenders under this Agreement and the other Credit Documents.

“Co-Syndication Agents” shall mean Citibank, N.A., Bank of America, N.A. and Morgan Stanley Senior Funding, Inc., as syndication agents for the Lenders under this Agreement and the other Credit Documents.

“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents and excluding in all events “Excluded Collateral”.

“Collateral Agent” shall mean, Deutsche Bank AG New York Branch, in its capacity as collateral agent for the Secured Parties under this Agreement and the Security Documents, or any successor collateral agent appointed pursuant hereto.

“Commitment Letter” shall mean the commitment letter, dated April 28, 2014, among the Borrower and the Joint Lead Arrangers.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 11.17(a).

“Confidential Information” shall have the meaning provided in Section 11.16.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) any after-tax effect of extraordinary losses and gains for such period,

(b) Transaction Expenses,

(c) the cumulative effect of a change in accounting principles during such period,

(d) any after-tax effect of income (or loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations,

(e) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower,

(f) any income (or loss) during such period of any Person that is an Unrestricted Subsidiary, and any income (or loss) during such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of the Borrower and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period,

(g) solely for the purpose of determining the Applicable Amount, any income (or loss) during such period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval or an order of the Bankruptcy Court (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument or Applicable Law applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (in each case, other than restrictions pursuant to this Agreement); provided that Consolidated Net Income of the Borrower and the Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period, to the extent not already included therein,

(h) effects of all adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition whether consummated before or after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes,

(i) any net after-tax effect of income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than Hedging Obligations, but including, for the avoidance of doubt, debt exchange transactions),

(j) any net after-tax effect of any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(k) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and investments in debt and equity securities to the extent relating to changes in commodity prices, in each case pursuant to GAAP to the extent offset by gains from Hedging Obligations,

(l) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Stock or Stock Equivalents by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions, and

(m) accruals and reserves established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Contingent Obligation” shall mean indemnification Obligations and other similar contingent Obligations for which no claim has been made in writing.

“Contractual Requirement” shall have the meaning provided in Section 6.3.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, any intercreditor agreement entered into in connection with the Incremental Facility (as provided in Section 2.13(g)) and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean the Borrower and each of the Subsidiary Guarantors, if any.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“DB” shall mean Deutsche Bank AG New York Branch.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Cash” shall have the meaning provided in Section 8.4(b).

“Default” shall mean, any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.7(c).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 8.4(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“DIP Financing Motion” shall mean the motion of EFIH, in form and substance reasonably satisfactory to the Left Lead Arranger seeking, among other things, entry of (i) the Interim Fee Order and (ii) the Final Order.

“Disclosure Statement” shall mean a Disclosure Statement that is in form and substance reasonably satisfactory to the Administrative Agent (provided, however, that with respect to provisions of the Disclosure Statement that relate to the payment of the Term Loan Facility, such provisions must be in form and substance satisfactory to the Administrative Agent).

“Disposition” shall have the meaning provided in Section 8.4.

“Disqualified Institutions” shall mean (a) any company engaged principally in the business of energy or power generation and/or transmission and identified in writing to the Administrative Agent by the Borrower from time to time, (b) any company whose principal business is that of an energy or power merchant and identified in writing to the Administrative Agent by the Borrower from time to time, (c) any Person identified in writing to the Administrative Agent by the Borrower on or prior to the date of the Commitment Letter (including any such Person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) and (d) any Defaulting Lender. The list of all Disqualified Institutions shall be made available to all Lenders by posting such list to the Platform. Upon the identification in writing by the Borrower to the Administrative Agent of any additional Disqualified Institutions pursuant to clause (a) or (b) above, the Administrative Agent shall promptly post such addition to the list to the Platform; provided that any additional Person so identified shall not be deemed a Disqualified Institution until such time as such addition to the list is posted to the Platform.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations and the termination of the Term Loan Commitment), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Cash Management Obligations under Secured Cash Management Agreements or Contingent Obligations and the termination of the Term Loan Commitment), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any present or former employee, officer, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries.

“Dividends” or “dividends” shall have the meaning provided in Section 8.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“EFIH” shall have the meaning provided in the preamble to this Agreement.

“EFIH Debtors” shall mean the Borrower and the Guarantors.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by Parent, Borrower or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of Parent, the Borrower or any other Subsidiary of Parent (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 9.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Exchange Agreement” shall mean any arrangement by which holders of Prepetition First Lien Obligations exchange such Prepetition First Lien Obligations for Term Loans, including through either (i) that certain offer to exchange Prepetition First Lien Obligations for participation in Term Loans made pursuant to that certain Information Memorandum of EFIH and EFIH Finance, dated as of May 6, 2014, the accompanying Letter of Participation (as defined therein) and related instruction letters and forms and privately negotiated exchange agreements between the Borrower and any holder of Prepetition First Lien Obligations or (ii) the Restructuring Support Agreement.

“Exchange Rate” shall mean on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if at the time of any such determination, for any reason, no such rate is being quoted.

“Exchanged Amounts” shall mean the amount of Term Loans exchanged for Prepetition First Lien Obligations calculated in accordance with the Exchange Agreement and set forth on Schedule 2.1(a).

“Exchanging Lender” shall mean each holder of Prepetition First Lien Obligations that is exchanging Prepetition First Lien Obligations for Term Loans pursuant to the Exchange Agreement.

“Excluded Collateral” shall mean (a) Excluded Stock and Stock Equivalents, (b) Excluded Subsidiaries, and (c) (i) property or assets subject to capital leases or purchase money obligations, (ii) other arrangements described in Section 8.1(f) to the extent subject to a Lien, in each case permitted by this Agreement, and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, the applicable Credit Party’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such property shall no longer constitute “Excluded Collateral” and such Credit Party shall be deemed to have granted a security interest in all the rights and interests with respect to such property or assets pursuant to the applicable Credit Documents, (iii) any assets as to which the Collateral Agent and the Borrower have reasonably determined (after giving effect to the effectiveness of the Final Order) that the costs or other consequences (including adverse tax consequences) of providing a security interest in such assets is excessive in view of the benefits to be gained thereby by the Lenders, (iv) any property that would otherwise constitute Collateral to the extent (and only to the extent) that the grant of a security interest therein or perfection of a Lien thereon pursuant to the applicable Credit Documents would violate any Applicable Law or regulation (including regulations adopted by Federal Energy Regulatory Commission and/or the Nuclear Regulatory Commission) applicable to such property, and (v) the Borrower’s Avoidance Actions (other than, upon the entry of the Final Order, proceeds or property recovered, unencumbered, or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement or otherwise). “Excluded Collateral” shall not in any event include the Stock or Stock Equivalents issued by Oncor and held by any Credit Party.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower and the Administrative Agent), the cost or other consequences (including any adverse tax or accounting consequences) of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (ii) solely in the case of any pledge of Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary or Foreign Subsidiary Holding Company in excess of 65% of the outstanding Voting Stock of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to Parent, the Borrower or any Subsidiary of the Borrower), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any Applicable Law, (iv) in the case of any Stock or Stock Equivalents of any Subsidiary of the Borrower that is not Wholly Owned by the Borrower or any Subsidiary Guarantor at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other Applicable Law or any Organizational Document), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (x) such other party is a Credit Party or Wholly Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary of the Borrower to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly Owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) the Stock or Stock Equivalents of any Subsidiary of a Foreign Subsidiary, (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax or accounting consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower, and (vii) the Stock or Stock Equivalents of any Unrestricted Subsidiary or Immaterial Subsidiary. Notwithstanding the foregoing, the term “Excluded Stock and Stock Equivalents” shall not in any event include the Stock or Stock Equivalents issued by Oncor and held by any Credit Party.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(a) hereto and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Subsidiary Guarantor pursuant to the requirements of Section 7.11 (for so long as such Subsidiary remains a non-Wholly Owned Restricted Subsidiary), (c) any Foreign Subsidiary Holding Company, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement, Applicable Law or

Organizational Document from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax or accounting consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) each Unrestricted Subsidiary, (h) any Foreign Subsidiary, and (i) any Subsidiary to the extent that (A) the guarantee of the Obligations by would result in adverse tax or accounting consequences and (B) such Subsidiaries have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower. For the avoidance of doubt, Oncor Subsidiaries shall be deemed Excluded Subsidiaries. Notwithstanding the foregoing, the term “Excluded Subsidiary” shall not in any event include any Subsidiary that is a debtor and debtor-in-possession in the Cases.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office other than a new lending office designated at request of the Borrower); provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or designation of a new lending office by such Lender) would have been entitled to receive in the absence of such assignment or (y) any Tax is imposed on a Lender in connection with an interest in any Loan or other obligation that such Lender was required to acquire pursuant to Section 11.8(a) or that such Lender acquired pursuant to Section 11.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax), (d) any Tax to the extent attributable to such Lender’s failure to comply with Sections 4.4(d) and (e) (in the case of any Non-U.S. Lender) or Section 4.4(h) (in the case of a U.S. Lender), and (e) any Taxes imposed by FATCA.

“Extension Conditions” shall have the meaning provided in the definition of “Maturity Date”.

“Existing Primed Creditors” shall mean the respective noteholders and other secured parties pursuant to and in connection with the Existing Primed Secured Facilities.

“Existing Primed Secured Facilities” shall mean the Prepetition First Lien Obligations and the Prepetition Second Lien Obligations.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official administrative interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the fee letter, dated April 28, 2014, among the Borrower and the Agents.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.1.

“Final Order” shall mean a final order of the Bankruptcy Court entered in the Cases in form and substance satisfactory to the Left Lead Arranger entered upon the DIP Financing Motion, authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Fee Order, the borrowing by the Borrower of the full amount of the Term Loan Facility (which shall in any case approve the entirety of the Total Term Loan Commitment and the repayment and/or settlement (including via an exchange) in full of the principal amount plus any accrued and unpaid interest of the Prepetition First Lien Obligations with the proceeds of the Term Loans and Incremental Facility), as such order or orders may be extended, amended, supplemented or modified in a manner satisfactory to the Left Lead Arranger.

“Final Order Entry Date” shall mean the date that the Final Order is entered by the Bankruptcy Court in the Cases.

“First Day Orders” shall mean all orders entered or to be entered by the Bankruptcy Court based on the motions identified on Schedule 1.1(d) hereto, which shall each be in form and substance reasonably satisfactory to the Left Lead Arranger (other than the Cash Management Order and the Interim Fee Order, which shall be in form and substance satisfactory to the Left Lead Arranger), in each case excluding orders, which, by their terms, specifically provide that they do not grant any relief in respect of, or purport to affect the rights, duties or obligations of, the Borrower or any of its Subsidiaries.

“First Lien Settlement Order” shall mean that certain Order Approving EFIH First Lien Settlement entered by the Bankruptcy Court on June 6, 2014 [Docket No. 858].

“Fiscal Year” shall have the meaning provided in Section 7.10.

“Foreign Asset Sale” shall have the meaning provided in Section 4.2(f).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Recovery Event” shall have the meaning provided in Section 4.2(f).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” shall mean any Subsidiary that owns no material assets other than equity interest (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (a) Foreign Subsidiaries and/or (b) other Subsidiaries that own no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank, stock exchange, PUCT or ERCOT.

“Granting Lender” shall have the meaning provided in Section 11.6(g).

“Guarantee” shall mean the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that is a party to the Guarantee on the Closing Date, and (b) each Domestic Subsidiary that becomes a party to the Guarantee on or after the Closing Date pursuant to Section 7.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any Person (other than the Borrower or any other Subsidiary of the Borrower) that, with respect to any Hedging Agreement either (x) at the time it enters into a Secured Hedging Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedging Agreement.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements which are not entered into for speculative purposes (as determined by the Borrower in its reasonable discretion acting in good faith).

“Holdings” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership, and its successors.

“Immaterial Subsidiary” shall mean each Subsidiary of the Borrower that is not a Material Subsidiary.

“Incremental Facility” shall have the meaning provided in Section 2.13(a).

“Incremental Limit” shall have the meaning provided in Section 2.13(b).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) net Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person, and (i) Disqualified Stock of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) amounts payable by and between Parent, the Borrower and any other Subsidiary of Parent in connection with retail clawback or other regulatory transition issues and (v) any Indebtedness defeased by such Person or by any Subsidiary of such Person. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning provided in Section 11.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Initial Budget” shall have the meaning provided in the definition of the term “Budget”.

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.8.

“Interim Fee Order” shall mean that certain Order Approving Certain Fees Related To And Scheduling A Final Hearing On The Proposed Postpetition Financing Of Energy Future Intermediate Holding Company LLC And EFIH Finance attached as Exhibit L hereto, in form and substance satisfactory to the Left Lead Arranger on a motion by the EFIH Debtors that is in form and substance satisfactory to the Left Lead Arranger, as such order or orders may be extended, amended, supplemented or modified in a manner satisfactory to the Left Lead Arranger.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture); (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 8.5.

“Joint Lead Arrangers” shall mean DBSI, Citi, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, RBC Capital Markets and Union Bank, N.A., as joint lead arrangers and joint bookrunners for the Lenders under this Agreement and the other Credit Documents.

“JV Distribution Amount” shall mean, at any time, the aggregate amount of cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or any Unrestricted Subsidiary since the Closing Date and prior to such time and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such Minority Investments or such Unrestricted Subsidiary.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loan Facility hereunder as of such date of determination, in each case as extended in accordance with this Agreement from time to time.

“Left Lead Arranger” shall mean DBSI.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), or (c) a Lender having (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.

“LIBOR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan the rate per annum equal to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period, as applicable, shall be a rate per annum as may be agreed upon by the Borrower and the Administrative Agent to be a rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period, would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding anything to the contrary contained herein, in no event shall the LIBOR Rate be less than 1.00% per annum.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, collateral assignment, lien (statutory or other) or similar encumbrance (including any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan” shall mean any Term Loan made by any Lender hereunder.

“Management Investors” shall mean the directors, management, officers and employees of Parent and its Subsidiaries who are or become investors (directly or indirectly) in Holdings, any of its direct or indirect parent entities or in Parent at any time prior to the first anniversary of Closing Date.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”

“Material Adverse Effect” shall mean any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the EFIH Debtors (taken as a whole) to perform their payment obligations under the Credit Documents to which they are a party, or the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents other than, in each case, as a result of the events leading up to, and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not, individually or in the aggregate, constitute a Material Adverse Effect, and provided that nothing disclosed in any of the following filings by Parent and/or the Borrower: (1) the annual report on Form 10-K for the year ended December 31, 2013 (to the extent substantially the same in form and substance as the version provided to the Left Lead Arranger at least two (2) days prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of EFIH Debtors provided to the Joint Lead Arrangers on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Effect.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 7.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists.

“Maturity Date” shall mean the earliest to occur of (a) June 19, 2016; provided, however, that the Maturity Date shall be subject to a six-month extension as requested by the Borrower, if (1) as of the first day of such extension no Event of Default is continuing, (2) an Acceptable Reorganization Plan has been filed, (3) a hearing has been scheduled for the confirmation of such Acceptable Reorganization Plan, (4) the EFIH Debtors are working in good faith to confirm such Acceptable Reorganization Plan, (5) an updated Budget and Annual Operating Forecast have been delivered by the Borrower at least ten (10) days prior to the first day of such extension, which Budget and Annual Operating Forecast demonstrate Unrestricted Cash equal to at least $150,000,000, (6) the Borrower pays an extension fee in the amount of 0.25% of the then outstanding Term Loan Commitment and Loans on the date of such payment to the Administrative Agent for distribution to the Lenders on a pro rata basis based on the respective Term Loan Commitment and Loans held by each Lender, and (7) the maturity date of each Incremental Facility shall be simultaneously extended to a date not earlier than such extended Maturity Date (subclauses (1) through (7), the “Extension Conditions”); (b) the effective date of any Reorganization Plan; (c) the consummation of a sale of all or substantially all of the EFIH Debtors’ assets or stock under section 363 of the Bankruptcy Code; or (d) the acceleration of any Loans and the termination of any then outstanding Term Loan Commitment in accordance with the terms of this Agreement; provided, however, that the Maturity Date will occur in any event no later than December 19, 2016.

“Minimum Borrowing Amount” shall mean with respect to any Borrowing of Loans, $5,000,000 or multiples of $1,000,000 in excess thereof (or if less, the entire remaining Term Loan Commitment.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents, including any joint venture (regardless of form of legal entity).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property.

“Mortgaged Property” shall mean all Real Estate, if any, with respect to which a Lien for the benefit of the Collateral Agent and the other Secured Parties is granted and perfected pursuant to the terms and conditions of any Order.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for the applicable period to which such financial statements relate.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds and cash equivalents (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any Restricted Subsidiary in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated by the Borrower in good faith to be payable by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any Restricted Subsidiary (including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction); provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Indebtedness hereunder) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event (other than any Asset Sale Prepayment Event pursuant to Section 8.4(b) and excluding in any event any Disposition by the Borrower or any of its Restricted Subsidiaries of the Stock or Stock Equivalents issued by any Oncor Subsidiary) or Recovery Prepayment Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period, has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest or, with respect to any Recovery Prepayment Event, provided an Acceptable Reinvestment Commitment or a Restoration Certification prior to the last day of the Reinvestment Period) in the business of the Borrower or any Restricted Subsidiary (subject to Section 7.14), including for the repair, restoration or replacement of an asset or assets subject to a Recovery Prepayment Event; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or any Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such Acceptable Reinvestment Commitment or provided such Restoration Certification, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 4.2(a),

(v) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and

(vi) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by the Borrower or any Restricted Subsidiary, as applicable, in connection with such Prepayment Event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Netting Agreement” shall mean, in respect of Hedging Obligations, a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement.

“Non-Consenting Lender” shall have the meaning provided in Section 11.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or under any Secured Cash Management Agreement or Secured Hedging Agreement, in each case, entered into with the Borrower or any Restricted Subsidiary, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under the Cases or any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case other than Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) (i) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document and (ii) exclude, notwithstanding any term or condition in this Agreement or any other Credit Documents, any Excluded Swap Obligations.

“Oncor” shall mean Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company.

“Oncor Credit Facility” shall mean the revolving credit agreement, dated as of October 10, 2007, among Oncor Electric, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and bookrunners, as amended, supplemented or otherwise modified from time to time.

“Oncor Electric” shall mean Oncor Electric Delivery Company LLC, a Delaware limited liability company.

“Oncor Subsidiaries” shall mean Oncor and its Subsidiaries.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Parent” shall mean Energy Future Holdings Corp., a Texas corporation.

“Participant” shall have the meaning provided in Section 11.6(c)(i).

“Participant Register” shall have the meaning provided in Section 11.6(c)(iii).

“Patriot Act” shall have the meaning provided in Section 11.18.

“Payment Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default under Section 9.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with Applicable Law, (b) if such acquisition involves any Stock or Stock Equivalents, such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 7.11, (c) such acquisition shall result in the Collateral Agent, for the benefit of the applicable Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 7.11, 7.12 and/or 7.13, (d) after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 7.14, (e) both before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing and (f) the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Section 8.1), with the covenant set forth in Section 8.9.

“Permitted Holders” shall mean (a) the Sponsors and (b) the Management Investors.

“Permitted Investments” shall mean:

(a) United States dollars;

(b) euros or any national currency of any participating member state of the economic and monetary union as contemplated in the Treaty on European Union or such local currencies held by Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities, unless such securities are deposited to defease Indebtedness, of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(k) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any Subsidiary of the Borrower imposed by Applicable Law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business or in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.7;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of money), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Investments permitted by Section 8.5;

(e) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries of the Borrower are located;

(f) easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(g) any exception on the title policies issued in connection with any Mortgaged Property;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Borrower or any Restricted Subsidiary of the Borrower as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Subsidiary of the Borrower; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 8.1;

(k) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Subsidiary of the Borrower;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(o) any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(p) any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or any Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;

(q) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(r) Liens arising under any obligations or duties affecting any of the property, the Borrower or any Restricted Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(s) rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such person, which do not materially impair the use of such property for the purposes for which it is held;

(t) any obligations or duties, affecting the property of the Borrower or any Restricted Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit; and

(u) a set-off or netting rights granted by the Borrower or any Subsidiary of the Borrower pursuant to any Hedging Agreements or Netting Agreements solely in respect of amounts owing under such agreements.

Notwithstanding anything to the contrary, Permitted Liens shall not include Liens securing any of the Existing Primed Secured Facilities.

“Permitted Sale Leaseback” shall mean any Sale Leaseback that does not involve any Stock or Stock Equivalents of any Oncor Subsidiary and that is existing on the Closing Date or consummated by the Borrower or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning set forth in the Recitals hereto.

“Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan), which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower, any Subsidiary or ERISA Affiliate or with respect to which the Borrower or any Subsidiary could incur liability pursuant to Title IV of ERISA.

“Plan Effective Date” shall mean the date of the effectiveness of an Acceptable Reorganization Plan that has been confirmed pursuant to a final order of the Bankruptcy Court.

“Platform” shall have the meaning provided in Section 11.17(c).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C, and (b) any other Pledge Agreement with respect to any or all of the Obligations delivered pursuant to Section 7.12.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event or Recovery Prepayment Event.

“Prepetition” shall mean, when used with respect to any agreement or instrument or any claim or proceeding or any other matter with respect of any Credit Party, an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred or, by operation of law, is deemed to have occurred, prior to the Petition Date.

“Prepetition Debt” shall mean collectively all Prepetition First Lien Obligations and Prepetition Second Lien Obligations.

“Prepetition First Lien 2017 Notes Indenture” shall mean that certain indenture, dated as of August 14, 2012, among the Borrower and the Prepetition First Lien Trustee, as trustee, as amended, restated, supplemented or modified from time to time.

“Prepetition First Lien 2020 Notes Indenture” shall mean that certain indenture, dated as of August 17, 2010, among the Borrower and the Prepetition First Lien Trustee, as trustee, as amended, restated, supplemented or modified from time to time.

“Prepetition First Lien Indentures” shall mean, collectively, (i) the Prepetition First Lien 2017 Notes Indenture and (ii) the Prepetition First Lien 2020 Notes Indenture.

“Prepetition First Lien Obligations” shall mean the “Note Obligations” (as defined in the Prepetition First Lien Indentures).

“Prepetition First Lien Trustee” shall mean CSC Trust Company of Delaware, in its capacity as Trustee under each Prepetition First Lien Indenture, and its successors and assigns.

“Prepetition Obligations” shall mean, collectively, the Prepetition First Lien Obligations and the Prepetition Second Lien Obligations.

“Prepetition Primed Trustees” shall mean the Prepetition First Lien Trustee together with the Prepetition Second Lien Trustee.

“Prepetition Second Lien Indenture” shall mean that certain indenture, dated as of April 25, 2011, among the Borrower and the Prepetition Second Lien Trustee, as trustee, as amended, restated, supplemented or modified from time to time.

“Prepetition Second Lien Obligations” shall mean the “Note Obligations” (as defined in the Prepetition Second Lien Indenture).

“Prepetition Second Lien Trustee” shall mean, collectively, Computershare Trust Company, N.A. and Computershare Trust Company of Canada, in its capacity as Trustee under the Prepetition Second Lien Indenture, and its successors and assigns.

“Pro Forma Basis”, and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any Subsidiary of the Borrower, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included; (b) any retirement or repayment of Indebtedness; and (c) any incurrence or assumption of Indebtedness by the Borrower or any Restricted Subsidiary in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” shall have the meaning provided in Section 7.1(f).

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking (or transfer under threat of condemnation) under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Register” shall have the meaning provided in Section 11.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reorganization Plan” shall mean a plan of reorganization of the EFIH Debtors in the Cases.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the outstanding amount of the Term Loans in the aggregate at such date.

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or any Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within the later of (i) 15 months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (ii) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring Support Agreement” shall mean that certain Restructuring Support and Lock-Up Agreement, dated as of April 29, 2014, by and among the Debtors (as defined therein), the Consenting Creditors (as defined therein), the Consenting Interest Holders (as defined therein), and any Permitted Transferee (as defined therein).

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property and intends to use such property for substantially the same purpose or purposes.

“Scheduled Dispositions” shall have the meaning provided in Section 8.4(i).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 7.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 7.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 7.1(c).

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank in accordance with the terms of this Agreement.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedging Agreement, each Cash Management Bank that is a party to a Secured Cash Management Agreement and each sub-agent pursuant to Section 10 appointed by the Administrative Agent with respect to matters relating to the Term Loan Facility or by the Collateral Agent with respect to matters relating to any Security Document.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Final Order, (d) Section 12 of this Agreement, and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 7.11, 7.12 or 7.13 or pursuant to any other such Security Documents to secure or perfect the security interest in any or all of the Obligations. The Security Documents (other than the Final Order) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Final Order.

“Settlement Payments” shall mean amounts paid in accordance with the terms of any exchange agreement or similar document, agreement or arrangement to settle claims (including in respect of principal, interest and premium (if any)) in respect of the Prepetition First Lien Obligations.

“Shared Services Agreement” shall mean the Shared Services Agreement, dated on or about April 1, 2014, between EFH Corporate Services Company and EFIH (on behalf of itself and EFIH Finance), as amended, supplemented or otherwise modified from time to time in a manner that is not, in the Borrower’s reasonable judgment, adverse, taken as a whole, to the Lenders in any material respect.

“Specified Default” shall mean any Event of Default under Section 9.1.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, Permitted Sale Leaseback, incurrence or repayment of Indebtedness, dividend, Subsidiary designation or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsors” shall mean any of Kohlberg Kravis Roberts & Co., L.P., KKR Associates, L.P., TPG Capital, L.P. and Goldman, Sachs & Co., and each of their respective Affiliates, but excluding portfolio companies of any of the foregoing.

“SPV” shall have the meaning provided in Section 11.6(g).

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Superpriority Claim” shall mean superpriority administrative expense claim with priority over any and all other obligations, liabilities and indebtedness, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject only to and effective upon entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Order” shall mean that certain Order Authorizing the Debtors To Pay Certain Prepetition Taxes and Fees, in form and substance reasonably satisfactory to the Left Lead Arranger on a motion by the EFIH Debtors that is in form and substance reasonably satisfactory to the Left Lead Arranger, as such order or orders may be extended, amended, supplemented or modified in a manner reasonably satisfactory to the Left Lead Arranger.

“Tax Sharing Agreements” shall mean (i) the Federal and State Income Tax Allocation Agreement among the Members of the Energy Future Holdings Corp. Consolidated Group, dated May 15, 2012 by and among Energy Future Holdings Corp. and the other parties thereto, (ii) the Amended and Restated Tax Sharing Agreement, dated November 5, 2008, among Energy Future Holdings Corp., Oncor, Oncor Electric, Texas Transmission Investment LLC and Oncor Management Investment LLC and (iii) any other tax sharing agreement reasonably acceptable to the Administrative Agent, each as amended, supplemented or otherwise modified from time to time in a manner that is not, in the Borrower’s reasonable judgment, adverse, taken as a whole, to the Lenders in any material respect.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Term Loan Commitment” (which for the purpose of this Agreement shall include all Term Loans received by a Lender in exchange for its Prepetition Obligations in accordance with the Exchange Agreement and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of Term Loan Commitments, including all Exchanged Amounts, outstanding as of the Closing Date is $5,400,000,000.

“Term Loans” shall have the meaning provided in Section 2.1(a).

“Term Loan Facility” shall mean the facility providing for the Term Loans.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 7.1 Financials have been or were required to have been delivered.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Term Loan Commitment (if any) at such date and (b) the aggregate outstanding principal amount of all Term Loans (if any) at such date.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, liabilities or expenses incurred or paid by the Borrower or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby including in respect of the commitments, negotiation, syndication, documentation and closing (and post-closing actions in connection with the Collateral) of the Term Loan Facility.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement to occur on or around the Closing Date (including the entering into and funding hereunder and the preparation and filing of the Cases), the payment of fees, costs, liabilities and expenses in connection with each of the foregoing, and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 11.6(e).

“Trust Indenture Act” shall have the meaning provided in Section 10.11.

“Type” shall mean, as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or the State of Texas, as applicable, or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Unit” shall mean an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.

“Unrestricted Cash” shall mean, without duplication, all cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 8.2(k) and Liens permitted by Sections 8.2(a), 8.2(j) and 8.2(t) and clauses (i) and (ii) of Section 8.2(n)) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date.

“Unrestricted Subsidiary” shall mean (a) each of the Oncor Subsidiaries; (b) the Subsidiaries set forth on Schedule 1.1(c) hereto; (c) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent,

(d) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (c) and (d), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 8.5 on the date of such designation and (ii) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto, and (e) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (i) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 8.9 and (ii) no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits; provided that the tax sharing agreements described in clauses (i) and (ii) of the definition of “Tax Sharing Agreements” as in effect on the date hereof shall be deemed to satisfy such standard.

“U.S. Lender” shall have the meaning provided in Section 4.4(h).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.

“Wages Order” shall mean the “Final Order (a) Authorizing the Debtors to (i) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (ii) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (iii) Continue Employee and Retiree Benefit Programs, and (b) Modifying the Automatic Stay” as in effect from time to time.

“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Yield” shall mean, with respect to any Term Loan Commitment and/or Loans, on any date of determination, the yield to maturity, in each case, based on the interest rate applicable to such Term Loan Commitment and/or Loans on such date and giving effect to interest rate floors and any original issue discount or upfront fees, but excluding any customary arrangement, administrative, advisory, origination or similar fees in connection therewith that are not paid to all of the Lenders providing such Term Loan Commitment and/or Loans).

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) All references to “knowledge” or “awareness” of any Credit Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Credit Party or such Restricted Subsidiary.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(i) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(j) For purposes of determining compliance with any one of Sections 8.1, 8.2, 8.4, 8.5, 8.6, and 8.7, in the event that any Lien, Investment, Indebtedness, Disposition, dividend, affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time.

(k) The Co-Borrowers are jointly and severally liable for any and all of the Borrower’s obligations under each Credit Document.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, Unrestricted Cash shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4. Rounding. Any financial ratios (if any) required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.8. Currency Equivalents Generally. For purposes of determining compliance under Sections 8.4, 8.5 and 8.6 with respect to any amount denominated in any currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of the Borrower and the Subsidiaries of the Borrower or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination. For purposes of determining compliance with Sections 8.1, 8.2 and 8.5, with respect to any amount of Indebtedness in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

1.9. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “LIBOR Borrowing”).

1.10. Hedging Agreements. For the avoidance of doubt, it is understood that the following Hedging Agreements shall not be deemed to be speculative or entered into for speculative purposes for any purpose of this Agreement and all other Credit Documents: (a) any Hedging Agreement intended, at inception or execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or the Restricted Subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or the Restricted Subsidiaries may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole and (b) any Hedging Agreement entered into by the Borrower or any Restricted Subsidiary (in each case, entered into in the ordinary course of business or consistent with past practice) that was intended, at inception or execution, as applicable, thereof, to unwind or offset any Hedging Agreement described in clauses (a) and (b) of this Section 1.10.

SECTION 2. Amount and Terms of Credit.

2.1. Commitments.

(a) Subject to and upon the terms and conditions set forth in this Agreement, each Lender having a Term Loan Commitment, severally, but not jointly, agrees to make a loan (or in the case of any Term Loan Commitment of an Exchanging Lender constituting an Exchanged Amount, exchange (or otherwise roll) its Prepetition Obligations for Term Loans in accordance with the Exchange Agreement) (each a “Term Loan” and, collectively, the “Term Loans”) in Dollars on or after the Final Order Entry Date to the Borrower, which Term Loans shall equal the amount requested by the Borrower, not to exceed (i) for any such Lender the Term Loan Commitment of such Lender and (ii) in the aggregate, the Total Term Loan Commitment. For the avoidance of doubt, the Borrower shall not be required to borrow the full amount of the Total Term Loan Commitment.

(i) The Term Loans may, at the option of the Borrower, be incurred, maintained as, and/or converted into, ABR Loans or LIBOR Loans in accordance with Section 2.6; provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type. The Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.9 shall apply).

(c) The Term Loans of the Exchanging Lenders shall (i) not be funded in cash, and (ii) be exchanged for the Prepetition First Lien Obligations of each such Exchanging Lender in an amount equal to the applicable Exchanged Amount (as calculated in accordance with the Exchange Agreement) set forth on Schedule 2.1(a).

2.2. Maximum Number of Borrowings. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than eight (8) Borrowings of LIBOR Loans under this Agreement.

2.3. Notice of Borrowing.

(a) When the Borrower desires to incur Term Loans, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office a Notice of Borrowing (or telephonic notice promptly confirmed by delivery of a Notice of Borrowing) (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior to the date of the proposed Borrowing of Loans if all or any of such Loans are to be initially LIBOR Loans, and (ii) prior to 10:00 a.m. (New York City time) on the date of the proposed Borrowing of Term Loans if all or any of such Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of Loans to be made, (ii) the date of the Borrowing and (iii) whether such Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts required in cash under any Borrowing for its applicable Term Loan Commitment in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made in cash on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.7.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding Term Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 11.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or a term loan under an Incremental Facility, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (c) and (d) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Payment Default or an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, LIBOR Loans or (ii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into, or continued as, LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Payment Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Term Loans subject to an interest rate Hedging Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedging Agreement.

2.7. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate, in each case in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), and an Event of Default shall exist as a result of such failure to pay, then upon the giving of written notice by the Administrative Agent to the Borrower, such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.7(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, monthly in arrears on the third Business Day of each calendar month, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment; provided that interest on ABR Loans shall only become due pursuant to this subclause (A) if the aggregate principal amount of the ABR Loans then-outstanding is repaid in full, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 4.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.8. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one week or a one, two, three or six or (if available to all relevant Lenders participating in the relevant Term Loan Facility) a twelve month period or a period of less than one month; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Closing Date may be for a period of less than one month or such other period agreed by the Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.9. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing, are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to (i) Taxes indemnifiable under Section 4.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes included under clauses (c) and (d) of the definition of “Excluded Taxes”) because of (x) any change since the Closing Date in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans, that have not yet been incurred shall be deemed rescinded by the Borrower, as applicable, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of or a different method of calculating, interest or otherwise, as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in Section 2.9(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.9(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.9(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.9(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then-outstanding, upon at least three Business Days’ notice to the Administrative Agent require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.9(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.9(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.12, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.9(c) upon receipt of such notice.

2.10. Compensation. If (i) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.9, 4.1, 4.2 or 11.7, as a result of acceleration of the maturity of the Loans pursuant to Section 9 or for any other reason, (ii) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 4.1 or 4.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.11. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9(a)(ii), 2.9(a)(iii), 2.9(b) or 4.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.9 or 4.4.

2.12. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.9, 2.10, 4.4 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.9, 2.10, 4.4 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.13. Incremental Facility.

(a) The Borrower may, on or after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one tranche of new Indebtedness (either in the form of second lien subordinated term loans or second lien secured subordinated notes) in a separate facility from the outstanding Term Loans (the “Incremental Facility”), provided that (i) both at the time of any such request and after giving effect to the effectiveness and funding of the Incremental Facility, no Default or Event of Default shall exist and at the time that any such Incremental Facility is made or effected (and after giving effect thereto), the conditions in Section 5.15 shall be satisfied and (ii) the Final Order Entry Date shall have occurred.

(b) The aggregate principal amount of all Indebtedness under the Incremental Facility shall not exceed $3,000,000,000 (the “Incremental Limit”).

(c) Indebtedness under the Incremental Facility (i) shall rank junior in right of payment and of security with all Term Loans, (ii) shall not mature earlier than the Latest Maturity Date (after giving effect to any and all extensions provided for in the proviso in the definition of “Maturity Date” whether or not such extensions have actually become effective) and shall require no scheduled amortization, (iii) shall have interest rates, interest margins, rate floors, fees, funding discounts and premiums determined by the Borrower and the lenders thereof, (iv) the exceptions and “baskets” to the covenants and events of default under the Incremental Facility will be increased from the corresponding exceptions and “baskets” herein in a manner reasonably satisfactory to the Administrative Agent, and (v) may have terms and conditions different from those of the Term Loans; provided that, except with respect to the differences set forth in clauses (ii) and (iii) above or with respect to immaterial terms, any differences must be reasonably acceptable to the Administrative Agent.

(d) The principal amount of the Incremental Facility (including any principal amount arising in connection with “pay-in-kind” fees or interest) shall not be required to be repaid in cash; and, subject to the proviso to this clause (d), at the final maturity of the Incremental Facility (which shall occur at the exit of the EFIH Debtors from the Cases), the principal amount (including any principal amount arising in connection with “pay-in-kind” fees or interest) of the Indebtedness under the Incremental Facility shall be converted into equity in accordance with an Acceptable Reorganization Plan; provided that nothing herein shall prevent a refinancing and/or repayment of the Incremental Facility at the exit of the EFIH Debtors from the Cases if (x) such refinancing and/or repayment occurs after the Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Cash Management Obligations under the Secured Cash Management Agreements or Contingent Obligations) have been repaid in full in cash and (y) the Acceptable Reorganization Plan permits the Borrower to make such repayment and/or incur Indebtedness to refinance the Incremental Facility.

(e) The proceeds of the Incremental Facility shall be used solely to repay in full the Prepetition Second Lien Obligations, and all interest, premium, fees, and expenses incurred in connection with such repayment and the incurrence of the Incremental Facility.

(f) The notice from the Borrower pursuant to this Section 2.13 shall set forth the requested amount and proposed terms of the Incremental Facility. The Incremental Facility may be provided by any existing Lender (it being understood that (i) no existing Lender will have an obligation to make a portion of the Incremental Facility and (ii) the Borrower shall have no obligation to offer any existing Lender the opportunity to provide the Incremental Facility).

(g) The effectiveness and borrowing of the Incremental Facility shall be subject to the satisfaction on the date thereof of the conditions in Section 5.15 and such other conditions as the parties thereto shall agree, including the execution of an intercreditor agreement acceptable to the Administrative Agent and the Lenders under the Incremental Facility, which intercreditor agreement shall provide that until the Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Cash Management Obligations under the Secured Cash Management Agreements or Contingent Obligations) are paid in full, the Administrative Agent will control at all times all remedies and other actions related to the Collateral, and that the secured parties under the Incremental Facility will not be entitled to take any action with respect to the Collateral (other than limited actions to preserve and protect the liens securing the Incremental Facility that do not impair the liens securing the Obligations).

2.14. Defaulting Lenders. If the Borrower and the Administrative Agent agree in writing (in their discretion) that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 3. Fees.

3.1. Fees. The Borrower agrees to pay directly to the Administrative Agent for its own account the administrative agent fees as set forth in the Fee Letter.

SECTION 4. Payments.

4.1. Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, without premium or penalty, in whole or in part, from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and, in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of LIBOR Loans), the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, (b) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans, and (c) any prepayment of LIBOR Loans pursuant to this Section 4.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.10. All prepayments under this Section 4.1 shall also be subject to the provisions of Section 4.2(c) or (e), as applicable. At the Borrower’s election in connection with any prepayment pursuant to this Section 4.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

4.2. Mandatory Prepayments.

(a) Loan Prepayments. On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within three Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (subject to Section 9.14 when applicable), in accordance with clauses (c) and (d) below, Loans in a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(b) Application to Repayments. Subject to Section 9.14 when applicable, each prepayment of Loans required by Section 4.2(a) shall be allocated to the Term Loans until paid in full.

(c) Application to Term Loans. With respect to each prepayment of Term Loans elected to be made by the Borrower pursuant to Section 4.1 or required by Section 4.2(a), subject to Section 9.14 when applicable, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.10 with respect to prepayments of LIBOR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.10.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 4.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing and the deposit account described in the immediately succeeding sentence has been established, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 4.2.

(e) Minimum Amount. No prepayment shall be required pursuant to Section 4.2(a) in the case of any Prepayment Event yielding Net Cash Proceeds of less than $5,000,000 in the aggregate.

(f) Foreign Net Cash Proceeds. Notwithstanding any other provisions of this Section 4.2, (i) to the extent that any or all of the Net Cash Proceeds from a Recovery Prepayment Event (a “Foreign Recovery Event”) of, or any Disposition by, a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 4.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to this Section 4.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Recovery Event on any Foreign Asset Sale would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 4.2(a), (x) the Borrower applies an amount equal to such Net Cash

Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

4.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by Applicable Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings and (iii) the Borrower or such Guarantor or the Administrative Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.4) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. A Lender’s obligation under the prior sentence shall apply only if the Borrower or the Administrative Agent has made a request for such documentation. In addition, any Lender, if requested by the Borrower or the Administrative Agent shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate substantially in the form of Exhibit H representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, any interest payment received by such Non-U.S. Lender under this Agreement or any other Credit Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or (z) if a Non-U.S. Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Borrower and the Administrative Agent.

(f) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (f) or any other provision of this Section 4.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.11, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 4.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 4.4(g). Nothing in this Section 4.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each Lender with respect to any Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code and each Agent (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in such Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments after the date of this Agreement.

(j) The agreements in this Section 4.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.5. Computations of Interest and Fees. Except as provided in the next succeeding sentence, interest on LIBOR Loans, and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

4.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 4.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.7.

(d) Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full.

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 5. Conditions Precedent to Term Borrowing.

The initial Borrowing of Term Loans under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

5.1. Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Administrative Agent, the Collateral Agent, and each Lender; and

(b) the Pledge Agreement and the Security Agreement, each executed and delivered by a duly authorized officer of each party thereto as of the Closing Date.

5.2. Collateral.

(a) All outstanding Stock and Stock Equivalents of EFIH Finance and Oncor shall have been pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Final Order.

(b) All Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to the Borrower or a Subsidiary Guarantor (other than indebtedness of a Foreign Subsidiary that is owing to the Borrower or a Subsidiary Guarantor) shall, to the extent exceeding $10,000,000 in aggregate principal amount, shall have been pledged pursuant to the Final Order.

(c) All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document to be executed on the Closing Date and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, but without limiting the grant of a Lien on and security interest in the Collateral pursuant to the Final Order and the Security Documents, the EFIH Debtors will not be obligated to enter into any mortgages (including a Mortgage), authorize any fixture filing, enter into any agreement requiring “control” as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction) or to undertake any registration in respect of assets subject to a certificate of title. The Collateral Agent shall have received results of a Uniform Commercial Code search for the jurisdiction of organization of the EFIH Debtors, a federal tax lien search for the jurisdiction of the chief executive office of the EFIH Debtors.

5.3. Legal Opinion. The Administrative Agent shall have received the executed legal opinion (which legal opinion will address customary matters for a debtor-in-possession financing) of Kirkland & Ellis LLP, special New York counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

5.4. Initial Budget. The Administrative Agent and Lenders shall have received the Initial Budget.

5.5. Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and attaching the documents referred to in Section 5.6.

5.6. Authorization of Proceedings of Each Credit Party. The Administrative Agent shall have received (a) a copy of the resolutions of the board of directors, other managers or general partner of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of the Organizational Documents of each Credit Party as of the Closing Date.

5.7. Fees. The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all reasonable and documented out-of-pocket expenses (including the reasonable fees, disbursements and other charges of any Advisors) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.

5.8. Representations and Warranties. On the Closing Date, the representations and warranties made by the Credit Parties herein and in the other Credit Documents, shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Effect).

5.9. Interim Fee Order. The Interim Fee Order, in form and substance satisfactory to the Left Lead Arranger, (a) shall have been entered by the Bankruptcy Court in the Cases, upon motion in form and substance satisfactory to the Left Lead Arranger and (b) shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent of the Left Lead Arranger. The EFIH Debtors shall be in compliance in all material respects with the Interim Fee Order.

5.10. First Day Orders. The Left Lead Arranger shall have received evidence of the entry of all First Day Orders, which shall be reasonably satisfactory in form and substance to the Left Lead Arranger (but in the case of the Cash Management Order, in form and substance satisfactory to the Left Lead Arranger), and which First Day Orders shall have been received by the Left Lead Arranger.

5.11. Trustees and Examiners. No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the EFIH Debtors.

5.12. Projections. The Administrative Agent and the Lenders shall have received a base case model, including a statement of cash sources and uses of all free cash flow of the EFIH Debtors for the tenor of the Term Loan Facility, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.

5.13. Patriot Act. The Joint Lead Arrangers shall have received at least 5 days prior to the Closing Date such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about the Borrower and the Subsidiary Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

5.14. Petition Date. The Petition Date shall have occurred.

5.15. No Default. After giving effect to the initial borrowing under this Agreement, no Default or Event of Default shall have occurred and be continuing.

5.16. Notice of Borrowing, Final Order and First Lien Settlement Order.

(a) The Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) The Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, and with respect to any modification or amendment, in a manner that is adverse to the Lenders without the consent of the Left Lead Arranger.

(c) The First Lien Settlement Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, and with respect to any modification or amendment, in a manner that is materially adverse to the Lenders without the consent of the Left Lead Arranger.

5.17. Payment of Fees. The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on or prior to such date and all expenses (including the reasonable fees, disbursements and other charges of any Advisors) payable by the Credit Parties for which invoices have been presented prior to such date shall have been paid.

5.18. Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 7.3 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to name the Collateral Agent, on behalf of the Secured Parties, as “loss payee” under any casualty insurance policies, and the Secured Parties, as “additional insureds”, under any liability insurance policies.

5.19. Payment of Prepetition First Lien Obligations. If the Final Order (or any other order entered concurrently or prior to the entry of the Final Order) approves the repayment in full of the Prepetition First Lien Obligations with the proceeds of the Term Loan Facility, then substantially concurrently with the borrowing under the Term Loan Commitments, the principal amount plus any accrued and unpaid interest of the Prepetition First Lien Obligations (which, for the avoidance of doubt, shall not include make-whole payments or premiums in respect of the Prepetition First Lien Obligations unless otherwise approved by the Borrower) shall be repaid in full.

For purposes of determining compliance with the conditions specified in this Section 5 on the Closing Date, each Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Agent or Lender unless the Borrower shall have received notice from such Agent or Lender (or from the Administrative Agent on behalf of such Lender) prior to the proposed Closing Date specifying its objection thereto, but excluding for the avoidance of doubt any subsequent changes or modifications to such documents or matters made after release of such party’s signature page.

SECTION 6. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes (on the Closing Date and on each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

6.1. Corporate Status; Compliance with Laws. The Borrower and each Material Subsidiary of the Borrower that is a Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

6.2. Corporate Power and Authority. Subject to the entry of the Final Order and the terms thereof, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and, subject to the entry of the Final Order and the terms thereof, each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

6.3. No Violation. Subject to the entry of the Final Order and the terms thereof, neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof will (a) contravene any applicable provision of any material Applicable Law (including material Environmental Laws), (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any Restricted Subsidiary (other than Liens created under the Credit Documents, Permitted Liens or Liens securing any of the Existing Primed Secured Facilities) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust or other material agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound, in each case to the extent any such agreement was entered into after the Petition Date (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of the Borrower or any Restricted Subsidiary.

6.4. Litigation. Other than the Cases, except as set forth on Schedule 6.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

6.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

6.6. Governmental Approvals. Subject to the entry of the Final Order and the terms thereof, the execution, delivery and performance of the Credit Documents does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing liens in connection with any repayment of the Indebtedness secured thereby), and (iii) such consents, approvals, registrations, filings or actions the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

6.7. Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

6.8. True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries of the Borrower or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 6.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

6.9. Financial Condition; Projections; Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2012 and December 31, 2013, reported on by Deloitte & Touche LLP, an independent registered public accounting firm, and the unaudited consolidated balance sheet and statement of earnings, shareholders’ equity and cash flows of the Borrower as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2013, June 30, 2013 and September 30, 2013. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such date and for such period in accordance with GAAP consistently applied (except to the extent provided in the notes thereto).

(b) The projections, forward-looking statements, estimates and pro forma financial information contained in this Agreement, any other Credit Document or any other document, certificate or statement furnished to any Agent, any Joint Lead Arranger or any Lenders (including, without limitation, each Budget and Annual Operating Forecast) are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agents, Joint Lead Arrangers and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Credit Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

(c) There has been no Material Adverse Effect since the Petition Date.

6.10. Tax Matters. Except where the failure of which could not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of the Borrower and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable and (c) each of the Borrower and each of the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.

6.11. Compliance with ERISA.

(a) Each Employee Benefit Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of Parent, the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 6.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 6.11(a), be reasonably likely to have a Material Adverse Effect. With respect to

Plans that are Multiemployer Plans, the representations and warranties in this Section 6.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.12. Subsidiaries. Schedule 6.12 lists each Subsidiary of Borrower (and the direct and indirect ownership interest of Borrower therein), in each case existing on the Closing Date. Each Material Subsidiary as of the Closing Date has been so designated on Schedule 6.12.

6.13. Intellectual Property. Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 8.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect.

6.14. Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (a) the Borrower and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) the Borrower and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 6.4, neither the Borrower nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law including any such Environmental Claim or, to the knowledge of the Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d) neither the Borrower nor any Restricted Subsidiary is conducting or financing or is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by the Borrower or any Restricted Subsidiary and (f) neither the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Real Estate or facility.

6.15. Properties. Except as set forth on Schedule 6.15, the Borrower and the Restricted Subsidiaries have good and indefeasible title to or valid leasehold or easement interests or other license or use rights in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title, leasehold or easement interests or other license or use rights could not reasonably be expected to have a Material Adverse Effect.

6.16. Final Order. The Final Order is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral and the proceeds and products thereof without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

6.17. Status of Obligations; Perfection and Priority of Security Interests. The Obligations are, subject to the Carve Out, the Interim Fee Order and the Final Order:

(a) upon entry of the Interim Fee Order and the Final Order, and pursuant to the Interim Fee Order and the Final Order, allowed administrative expense claims in the Cases, having priority over any and all administrative expense claims, diminution claims, unsecured claims, and all other claims against each of the Borrower and each other Guarantor or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject only to, and effective upon entry of, the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(1) of the Bankruptcy Code;

(b) after the entry of the Final Order and pursuant to the Final Order, as applicable, secured by a valid and perfected Lien with the priority provided in Section 12.1 on all of the Collateral, subject to the Carve Out; and

(c) notwithstanding the provisions of section 362 of the Bankruptcy Code and subject to the applicable provisions of the Final Order, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations in cash and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court, subject to the terms of the Credit Documents and the Final Order.

6.18. Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible, in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business.

6.19. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made to employees of the Borrower and each Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

6.20. Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of the Borrower or any of its Subsidiaries or any of their respective directors or officers is subject to any economic embargoes or similar sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Borrower and its Subsidiaries and their respective directors and officers is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the Patriot Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 7. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Term Loan Commitments have terminated and the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements, and/or Cash Management Obligations under the Secured Cash Management Agreements or Contingent Obligations), are paid in full:

7.1. Information Covenants.

The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), (x) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and (y) if different, the Borrower and the Restricted Subsidiaries; provided, however, that the Borrower will be under no obligation to deliver the financial statements set forth in sub-clause (y) to the extent that the Consolidated Total Assets of the Borrower and its consolidated Subsidiaries do not differ from the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries by more than 2.5%, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, unless the financial statements set forth in sub-clause (y) are not required to be delivered, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, (i) except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit, (ii) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or the Borrower and the Restricted Subsidiaries, as the case may be) in accordance with GAAP and (iii) accompanied by a Narrative Report with regard thereto.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), (x) the consolidated balance sheets of the Borrower and its consolidated Subsidiaries and (y) if different, the Borrower and the Restricted Subsidiaries; provided, however, that the Borrower will be under no obligation to deliver the financial statements set forth in sub-clause (y) to the extent that the Consolidated Total Assets of the Borrower and its consolidated Subsidiaries do not differ from the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries by more than 2.5%, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, unless the financial statements set forth in sub-clause (y) are not required to be delivered, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all of which shall be (i) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or the Borrower and the Restricted Subsidiaries, as the case may be) in accordance with GAAP, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.

(c) Officer’s Certificate. At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 8.9 as at the end of such fiscal year or period, as the case may be, and (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be. At the time of the delivery of the financial statements provided for in Section 7.1(a), a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount and the Applicable Equity Amount as at the end of the fiscal year to which such financial statements relate.

(d) Annual Operating Forecast. Beginning on the date 60 days after the Final Order Entry Date (and no later than December 1, 2014 for the business plan and operating budget covering 2015, and no later than December 1, 2015 for the business plan and operating budget covering 2016), on an annual basis, through the Maturity Date (as set forth in clause (a) of the definition thereof), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, a line item for total available liquidity for the period of such Annual Operating Forecast, and which shall set forth the anticipated uses of the Term Loan Facility for such period, certified as to its reasonableness when made by an Authorized Officer of the Borrower in the form of Exhibit K.

(e) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation, regulatory or governmental proceeding pending against the Borrower or any Restricted Subsidiary that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters known to the Borrower and the Restricted Subsidiaries would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate or any Credit Party or any predecessor in interest of the Borrower or any Restricted Subsidiary or any other Person for which any Credit Party is alleged to be liable by contract or operation of law;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of any Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate or any circumstance that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law that would be inconsistent with the present use or operation of such Real Estate; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release into the environment of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence, removal or remedial or other corrective action and the response thereto. The term “Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any Restricted Subsidiary shall send to the holders of any publicly issued debt of the Borrower and/or any Restricted Subsidiary) in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(h) Budget and Variance Report. (i) Commencing with the end of the first full fiscal quarter ended after the entry of the Final Order (or, at the election of the Borrower, at the end of each calendar month or such earlier period as may be agreed), the Borrower shall promptly provide an updated Budget for the subsequent 3-month period to the Administrative Agent.

(ii) With respect to each calendar month, no later than the end of the subsequent calendar month in each case with respect to the Borrower and its Restricted Subsidiaries, a variance report showing a statement of actual cash sources and uses of all free cash flow for the immediately such preceding calendar month, noting therein all material variances from values set forth for such historical periods in the most recently delivered Budget, including narrative explanations as to any material variances and certified as to its reasonableness when made by an Authorized Officer of the Borrower.

(i) Monthly Reporting. As soon as available, but in any event not later than twenty five days after the end of each calendar month, a report detailing (i) any material Dispositions consummated by any Credit Party (or the entry into any binding contracts for a material Disposition by any Credit Party), (ii) material developments in connection with any cost savings programs by any Credit Party, (iii) the amount of Unrestricted Cash as of the last day of such prior calendar month, and (iv) such other matters as the Administrative Agent may reasonably request; provided that, notwithstanding anything to the contrary in this clause (iv) (but without limitation of any other requirement set forth in this Section 7.1), none of the Borrower or any of its Restricted Subsidiaries will be required under this clause (iv) to provide any information to the extent that the provision thereof would violate any attorney-client privilege (as reasonably determined by counsel to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective affiliates (provided that (x) the Administrative Agent shall be notified if any such information is being withheld and (y) the Credit Parties shall use commercially reasonable efforts to obtain a consent to disclosure to the Administrative Agent of any such information being withheld as a result of any contractual obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege)).

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (g) of this Section 7.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Parent or any direct or indirect parent of Parent or (B) the Borrower’s (or Parent’s or any direct or indirect parent thereof), as applicable, Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to Parent or a parent of Parent, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to Parent or such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

7.2. Books, Records and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts (including, without limitation, strategic planning, cash and liquidity management and operational and restructuring activities) of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 7.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 7.2, neither the Borrower nor any Restricted Subsidiary will be required under this Section 7.2 to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective affiliates (provided that (x) the Administrative Agent shall be notified if any such information is being withheld and (y) the Credit Parties shall use commercially reasonable efforts to obtain a consent to such disclosure or action being withheld as a result of any contractual obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege)).

7.3. Maintenance of Insurance. The Borrower will, and will cause each Material Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.4. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary of the Borrower; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

7.5. Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary that is a Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 8.3, 8.4 or 8.5.

7.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.7. ERISA .

(a) Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of the Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of the Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of such Restricted Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Restricted Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(c) Upon the reasonable request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan, (ii) the most recent actuarial valuation report for each Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

7.8. Maintenance of Properties. The Borrower will, and will cause the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

7.9. Transactions with Affiliates. The Borrower will conduct, and cause the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than transactions between or among the Borrower and the Restricted Subsidiaries and, between or among the Borrower, the Restricted Subsidiaries and to the extent in the ordinary course or consistent with past practice, Parent and any of its other Subsidiaries, including the Oncor Subsidiaries) on terms that are, taken as a whole, substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that, subject to the Cash Management Order, the Tax Order, the Wages Order and any other orders of the Bankruptcy Court, the foregoing restrictions shall not apply to:

(a) transactions permitted by Sections 8.5(c) (other than clause (iii) thereof), (k), (l), (m), (p), (y), and (aa), and Section 8.6,

(b) the Transactions and the payment of the Transaction Expenses,

(c) the issuance of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the management of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 7.9,

(d) loans, advances and other transactions between or among the Borrower, any Subsidiary of the Borrower or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary of the Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 8,

(e) payments, advances or loans (or cancellation of loans), employment and severance arrangements and health and benefit plans or agreements between Parent, the Borrower and the other Subsidiaries of Parent and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business,

(f) payments by the Borrower (and any direct or indirect parent thereof), and the Subsidiaries of Parent pursuant to the Tax Sharing Agreements among the Borrower (and any such parent) and the Subsidiaries of the Borrower to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries of Parent,

(g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower by such parent, any direct or indirect parent thereof) and the Subsidiaries of the Borrower in the ordinary course of business,

(h) the payment of indemnities and reasonable out-of-pocket expenses incurred by the Sponsors and their Affiliates in connection with services provided to the Borrower (or any direct or indirect parent thereof), or any of the Subsidiaries of the Borrower,

(i) the issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) to Parent, any Permitted Holder or to any director, officer, employee or consultant,

(j) the performance of any and all obligations (including payment obligations) pursuant to the Shared Services Agreement or as disclosed in any Budget approved by the Administrative Agent and the Joint Lead Arrangers, and

(k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such an amendment (together with any other amendment or supplemental agreements) is not adverse, taken as a whole, to the Lenders in any material respect.

7.10. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and the Restricted Subsidiaries’ fiscal years to end on December 31 of each year (each a “Fiscal Year”) and (b) each of its, and the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.11. Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee and the Security Documents, the Borrower will cause each direct or indirect Domestic Subsidiary of the Borrower (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and each other Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary to, within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), become a Guarantor under the Guarantee, a pledger under the Pledge Agreement and a grantor under such Security Agreement pursuant to (i) the Final Order or (ii) if reasonably requested by the Administrative Agent a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement.

7.12. Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents, the Borrower will promptly notify the Administrative Agent in writing of any Stock or Stock Equivalents issued or otherwise purchased or acquired after the Closing Date and of any Indebtedness in excess of $10,000,000 that is owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 7.11) incurred (individually or in a series of related transactions) after the Closing Date, and in each case, if reasonably requested by the Administrative Agent, will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 7.11), to pledge to the Collateral Agent for the benefit of the Secured Parties, (i) all such Stock and Stock Equivalents (other than any Excluded Stock and Stock Equivalents), pursuant to a supplement to the Pledge Agreement, and (ii) all evidences of such Indebtedness, pursuant to a supplement to the Pledge Agreement.

7.13. Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents and this Agreement, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the other Guarantors; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, but without limiting the grant of a Lien on and security interest in the Collateral pursuant to the Final Order and the Security Documents, the EFIH Debtors will not be obligated to enter into any Mortgage, authorize any fixture filing, enter into any agreement providing “control” as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction) or to undertake any registration in respect of assets subject to a certificate of title.

(b) Notwithstanding anything herein to the contrary, if the Collateral Agent determines (taking into account the existence and effect of the Final Order) in its reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Party thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

7.14. Bankruptcy Matters.

(a) The Borrower will deliver to the Administrative Agent and its legal counsel copies of all proposed First Day Orders and motions seeking approval of the First Day Orders, which shall be in form and substance reasonably satisfactory to the Administrative Agent (but in the case of the Cash Management Order, shall be satisfactory in form and substance to the Administrative Agent).

(b) The Borrower will deliver to the Administrative Agent, and in the case of (iii) below to its legal counsel, as soon as practicable in advance of filing with the Bankruptcy Court (i) the Final Order (which must be in form and substance satisfactory to the Administrative Agent), (ii) all other proposed material orders and pleadings related to the Term Loan Facility (which must be in form and substance reasonably satisfactory to the Administrative Agent) and (iii) any plan of reorganization or liquidation and/or any disclosure statement related to such plan (which shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that with respect to provisions of the plan of reorganization and/or disclosure statements that relate to the payment of the Term Loan Facility, such provisions must be in form and substance satisfactory to the Administrative Agent).

(c) The Borrower shall maintain a cash management system in accordance with the Cash Management Order and the Final Order each of which shall be in form and substance satisfactory to the Administrative Agent. The Borrower shall maintain separate cash management deposit accounts from the cash management deposit accounts of its Subsidiaries and Affiliates and shall not commingle any of its Cash or cash equivalents with the Cash and cash equivalents of any such Person.

(d) The Borrower shall file with the Bankruptcy Court a plan of reorganization and a disclosure statement relating thereto providing for payment in full in cash of the Obligations (other than Contingent Obligations) on the effective date of such plan, each in form and substance reasonably satisfactory to the Administrative Agent, within 18 months after the Petition Date; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the Term Loan Facility, such provisions must be in form and substance satisfactory to the Administrative Agent.

(e) The Borrower shall contest, if requested by the Administrative Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the Administrative Agent or the Lenders or their respective material rights and remedies under the Credit Documents in any of the Cases.

7.15. Reserved.

7.16. Use of Proceeds. The Borrower shall not, and shall not permit any other Credit Party or any Restricted Subsidiary to:

(a) use the proceeds of the Term Loan Facility for purposes other than those permitted under this Agreement and contained in the Final Order;

(b) use the proceeds of the Term Loan Facility for purposes that would violate the provisions of Regulation T, U or X of the Board; and

(c) use proceeds of the Term Loans for purposes other than, first, to (w) pay transaction fees, liabilities and expenses (including all professional fees) and other administration costs incurred in connection with the Cases and the negotiation, syndication, documentation (including any engagement or commitment letters), execution and closing of this Term Loan Facility, (x) consummate the refinancing of the Prepetition First Lien Obligations (including through the applicable Exchange Agreement), and (y) pay Settlement Payments, and second, for working capital needs and general corporate purposes of the Borrower (including, without limitation, to finance the EFIH Second Lien Repayment (as defined in the Final Order) and EFIH Second Lien Settlement (as defined in the Final Order), but only in the event that the EFIH Second Lien DIP Facility (as defined in the Final Order) has been approved and all net cash proceeds thereof have been utilized for the EFIH Second Lien Repayment and the EFIH Second Lien Settlement).

SECTION 8. Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Term Loan Commitment have terminated and the Loans, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Cash Management Obligations under the Secured Cash Management Agreements, or Contingent Obligations) are paid in full:

8.1. Limitation on Indebtedness. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness.

Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:

(a) Indebtedness arising under the Credit Documents (including any Indebtedness incurred pursuant to Section 2.13);

(b) subject to compliance with Section 8.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subject to subordination terms reasonably acceptable to the Administrative Agent;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of construction and restoration activities and in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 8.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 8.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 8.1, and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 8.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (B) the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (d) when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 8.1(i) and Section 8.1(l), shall not exceed $50,000,000 at any time outstanding;

(e) Guarantee Obligations (i) incurred in the ordinary course of business (including in respect of construction or restoration activities) in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 8.5(d), 8.5(g), 8.5(i), 8.5(q), and 8.5(t);

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of Capital Expenditures, so long as such Indebtedness is incurred within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such Capital Expenditure, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) at any time outstanding shall not exceed $10,000,000 and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g) Indebtedness outstanding on the Closing Date listed on Schedule 8.1 and the Prepetition Debt and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (i) the principal amount thereof (including any unused commitments) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (ii) the direct and contingent obligors with respect to such Indebtedness are not changed, (iii) no portion of such Indebtedness matures prior to the Stated Maturity of such Indebtedness as in effect as of the Closing Date, and (iv) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(h) Indebtedness in respect of Hedging Agreements; provided that such Hedging Agreements are not entered into for speculative purposes (as determined by the Borrower in its reasonable discretion acting in good faith);

(i) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that

(x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(z) (A) the Stock and Stock Equivalents of such Person are pledged to the Collateral Agent to the extent required under Section 7.12 and (B) such Person executes a supplement to each of the Guarantee and the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent); provided, further, that the requirements of this subclause (z) shall not apply to any Indebtedness of the type that could have been incurred under Section 8.1(f); and

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness (including any unused commitments) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent; and

provided further that the aggregate amount of Indebtedness incurred under this Section 8.1(i) (A) shall not exceed $50,000,000 at any time outstanding and (B) by Restricted Subsidiaries that are not Subsidiary Guarantors, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 8.1(d) and (l), shall not exceed $50,000,000 at any time outstanding;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice or in respect of coal mine reclamation, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;

(k) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(l) additional Indebtedness; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this Section 8.1(l) shall not at any time exceed $75,000,000; provided, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this Section 8.1(l), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 8.1(d) and 8.1(i) shall not exceed $50,000,000 at any time outstanding

(m) Cash Management Obligations and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(n) (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, including turbines, transformers and similar equipment and (ii) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary with the Borrower or any Restricted Subsidiary of the Borrower in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(o) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;

(p) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business (including in respect of construction or restoration activities);

(q) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(r) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 8.6(b);

(s) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(t) Indebtedness of the Borrower or any Restricted Subsidiary to Parent or any of its other Subsidiaries in the aggregate amount at any time outstanding not in excess of $10,000,000; and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (t) above.

For purposes of determining compliance with this Section 8.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described clauses (a) through (u) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above paragraph or clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 8.1.

8.2. Limitation on Liens. The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or such Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents and/or created pursuant to the Final Order, in each case securing the Obligations;

(b) Liens on the Collateral securing obligations under Secured Cash Management Agreements and Hedging Agreements; provided that (i) such obligations shall be secured by the Liens granted in favor of the Collateral Agent in the manner set forth in, and be otherwise subject to (and in compliance with), this Agreement and governed by the applicable Security Documents and (ii) such agreements were not entered into for speculative purposes (as determined by the Borrower at the time such agreements were entered into in its reasonable discretion acting in good faith);

(c) Permitted Liens;

(d) Liens securing Indebtedness permitted pursuant to Section 8.1(f); provided that (x) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement (as applicable) of the property subject to such Liens and (y) such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (x) $5,000,000 individually or (y) $25,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (e) that are not set forth on Schedule 8.2) shall only be permitted to the extent such Lien is listed on Schedule 8.2;

(f) the modification, replacement, extension or renewal of any Lien permitted by clauses (a) through (e) and clause (t) of this Section 8.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof) or the modification, refunding, refinancing, replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness or other obligations secured thereby (including any unused commitments), to the extent such modification, refunding, refinancing, replacement, extension or renewal is permitted by Section 8.1;

(g) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) pursuant to a Permitted Acquisition or other permitted Investment, or existing on assets acquired after the Closing Date, to the extent the Liens on such assets secure Indebtedness permitted by Section 8.1(i); provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 8.1(i);

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or any Restricted Subsidiary in favor of a Credit Party and (ii) of any other Restricted Subsidiary that is not a Credit Party in favor of any other Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 8.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (including in respect of construction or restoration activities) permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.5;

(m) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Permitted Sale Leasebacks;

(r) any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens;

(s) Lien and other exceptions to title, in either case on or in respect of any facilities of the Borrower or any Restricted Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business the Borrower and the Restricted Subsidiaries, taken as a whole;

(t) Liens on cash and Permitted Investments (i) deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by the Borrower or any Restricted Subsidiary with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: Netting Agreements, Hedging Agreements and letters of credit supporting Netting Agreements and Hedging Agreements;

(u) Liens securing the Incremental Facility subject to the intercreditor agreement described in Section 2.13(g); and

(v) additional Liens so long as the aggregate amount of obligations secured thereby at any time outstanding does not exceed $5,000,000.

8.3. Limitation on Fundamental Changes. Except as permitted by Section 8.4 or 8.5, the Borrower will not, and will not permit the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise consummate the disposition of, all or substantially all its business units, assets or other properties, except that:

(a) so long as (i) both before and after giving effect to such transaction, no Payment Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such transaction the Borrower shall be in compliance, on a Pro Forma Basis, with the minimum liquidity covenant set forth in Section 8.9, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving company;

(b) so long as no Payment Default or Event of Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and the relevant Security Documents, each in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties and (iii) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to the Guarantee and any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents;

(c) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(d) the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 8.4 or 8.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f) to the extent that no Payment Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 8.4.

8.4. Limitation on Sale of Assets. The Borrower will not, and will not permit the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise consummate the disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) consummate the sale to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of the Borrower’s or any Restricted Subsidiary’s Stock and Stock Equivalents (each of the foregoing a “Disposition”), except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) obsolete, worn-out, scrap, used, or surplus or mothballed equipment (including any such equipment that has been refurbished in contemplation of such disposition), vehicles and other assets to the extent such assets are not necessary for the operation of the Borrower’s and the Restricted Subsidiaries’ business, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Permitted Investments, and (iv) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may make Dispositions of assets, excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate, for fair value; provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 4.2(a), (ii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing, (iii) the aggregate consideration for all Dispositions made in reliance on this Section 8.4(b), when aggregated with the amount of Permitted Sale Leaseback transactions consummated pursuant to Section 8.4(g), shall not exceed at any time 5% of Consolidated Total Assets (determined at the time of each Disposition) for all such transactions consummated after the Closing Date, (iv) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iv) the following shall be deemed to be cash (“Deemed Cash”): (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 8.4(b) that is at that time outstanding, not in excess of 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (v) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Agent to the extent required under Section 7.12 or 7.13;

(c) (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary of the Borrower; provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d) the Borrower and any Restricted Subsidiary may affect any transaction permitted by Section 8.3, 8.5 or 8.6;

(e) the Borrower and any Restricted Subsidiary may lease, sublease, license (only on a non-exclusive basis with respect to any intellectual property) or sublicense (only on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions pursuant to Permitted Sale Leaseback transactions in an aggregate amount pursuant to this Section 8.4(g), when aggregated with the amount of Dispositions made pursuant to Section 8.4(b), not to exceed the limitations set forth in Section 8.4(b);

(h) Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(i) Dispositions listed on Schedule 8.4 (“Scheduled Dispositions”);

(j) transfers of property subject to a Recovery Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds of such Recovery Event or condemnation proceeding;

(k) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(l) Dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum-based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(m) the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;

(n) any Disposition of any assets required by any Governmental Authority;

(o) any Disposition of Stock in an Unrestricted Subsidiary (other than an Oncor Subsidiary); and

(p) Dispositions of any asset between or among the Borrower and/or any Restricted Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (o) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents.

Notwithstanding the foregoing, no Disposition of Stock or Stock Equivalents in any Oncor Subsidiary by the Borrower or any of its Restricted Subsidiaries shall be permitted unless the Net Cash Proceeds thereof are used to prepay Term Loans (it being understood that (i) the Borrower shall not reinvest or retain such Net Cash Proceeds and (ii) any such prepayment shall be accompanied by a permanent reduction in, if the Term Loans have not yet been funded in full, the Total Term Loan Commitment).

8.5. Limitation on Investments. The Borrower will not, and will not permit the Restricted Subsidiaries, to make any Investment except, subject to the Cash Management Order, the Tax Order, the Wages Order and any other orders of the Bankruptcy Court:

(a) extensions of trade credit, asset purchases (including purchases of inventory, fuel (including all forms of nuclear fuel), supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements or development agreements with other Persons, in each case in the ordinary course of business (including in respect of construction or restoration activities);

(b) Investments that were Permitted Investments when such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of Parent (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $10,000,000 at any one time outstanding;

(d) Investments (i) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 8.5 and any modifications, extensions, renewals or reinvestments thereof and (ii) existing on the Closing Date of the Borrower or any Restricted Subsidiary in the Borrower or any Subsidiary of the Borrower and any modification, extension, renewal or reinvestment thereof, only to the extent that the amount of any Investment made pursuant to this clause (d) does not at any time exceed the amount of such Investment set forth on Schedule 8.5;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof);

(g) Investments (i) (A) by the Borrower or any Restricted Subsidiary in any Credit Party, (B) between or among Restricted Subsidiaries that are not Credit Parties, and (C) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary of the Borrower that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 7.12 to the extent applicable, and subject in each case to the Cash Management Orders); (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of, when combined with, and without duplication, the aggregate amount of Investments made pursuant to the proviso to Section 8.5(h) an amount equal to the sum of (w) $50,000,000 plus (x) the Applicable Equity Amount at such time plus (y) if no Event of Default has occurred and is continuing at the time the Investment is first made, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) (subject in each case to the Cash Management Order); and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h) Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such Investment, as valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, made by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that, after giving effect to such Investment, shall not be a Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this clause (h) (as so valued at the time each such investment is made) to exceed, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to clause (ii) of Section 8.5(g), an amount equal to the sum of (i) $50,000,000 plus (ii) the Applicable Equity Amount at such time plus (iii) if no Event of Default has occurred and is continuing at the time such Investment is first made, the Applicable Amount at such time plus (iv) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this clause (iv) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(i) Investments in Oncor Subsidiaries, in each case valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (w) $75,000,000 plus (x) the Applicable Equity Amount at such time plus

(y) if no Event of Default has occurred and is continuing at the time such Investment is first made, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 8.4;

(k) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 8.6(b), not to exceed the limitations set forth in such Section;

(l) Investments consisting of dividends permitted under Section 8.6;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 8.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Borrower and the Restricted Subsidiaries to make dividends under the applicable clauses of Section 8.6 by such amount;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 8.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments in Hedging Agreements permitted by Section 8.1;

(t) Investments consisting of deposits of cash and Permitted Investments as collateral support permitted under Section 8.2;

(u) other Investments, which, when aggregated with (i) all aggregate principal amounts paid pursuant to Section 8.7 from the Closing Date and (ii) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 8.5(m) in lieu of dividends permitted by Section 8.6(c) and (iii) all dividends paid pursuant to Section 8.6(c), shall not exceed an amount equal to (w) $50,000,000 plus (x) the Applicable Equity Amount at the time such Investments are made plus (y) if no Event of Default has occurred and is continuing at the time such Investment is first made, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(v) to the extent constituting Investments, transactions pursuant to the Shared Services Agreement, transactions pursuant to the Tax Sharing Agreements permitted under Section 8.6(d)(i) or transactions disclosed in any Budget approved by the Administrative Agent and the Joint Lead Arrangers;

(w) Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business (including in respect of construction or restoration activities);

(x) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(y) to the extent constituting Investments, any payments made or obligations acquired pursuant to the Wages Order;

(z) Investments consisting of Indebtedness permitted by Section 8.1 (but only to the extent such Indebtedness was permitted without reference to Section 8.5) or fundamental changes permitted by Section 8.3;

(aa) Investments relating to pension trusts; and

(bb) Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Credit Parties.

8.6. Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock)) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 8.5) any Stock or Stock Equivalents of the Borrower now or hereafter outstanding (all of the foregoing, “dividends”), provided, subject to the Cash Management Order, the Tax Order and the Wages Order:

(a) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that (i) such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders, taken as a whole, in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the cash proceeds from any such contribution or issuance have not otherwise been applied pursuant to the Applicable Equity Amount;

(b) so long as no Payment Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any direct or indirect parent thereof) and any Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 8.6(b) do not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Stock (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Stock of any of the Borrower’s direct or indirect parent companies, in each case to present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies) or any Subsidiary of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Stock have not otherwise been applied pursuant to the Applicable Equity Amount; plus

(ii) the cash proceeds of key man life insurance policies received the Borrower or any Restricted Subsidiary after the Closing Date; less

(iii) the amount of any dividends or distributions previously made with the cash proceeds described in clauses (i) and (ii) above;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies), or any Subsidiary of the Borrower in connection with a repurchase of Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a dividend for purposes of this covenant or any other provision of this Agreement;

(c) so long as no Payment Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may pay dividends on its Stock or Stock Equivalents; provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c), when aggregated with (i) all aggregate principal amounts paid pursuant to Section 8.7 from the Closing Date and (ii) (A) all loans and advances made to any direct or indirect parent of the Borrower pursuant to

Section 8.5(m) in lieu of dividends permitted by this clause (c) and (B) all Investments made pursuant to Section 8.5(u), shall not exceed an amount equal to (x) $0 plus (y) the Applicable Equity Amount at the time such dividends are paid;

(d) the Borrower may make dividends, distributions or loans to any direct or indirect parent company of the Borrower in an amount required for any such direct or indirect parent to pay, in each case without duplication:

(i) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries; provided that the amount of such payments in any fiscal year does not exceed the amount that Parent and its Subsidiaries are required to pay in respect of foreign, federal, state and local income taxes attributable to the income of the Borrower and its Subsidiaries for such fiscal year;

(ii) (A) such parents’ and their respective Subsidiaries’ (other than the Oncor Subsidiaries) general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and to the extent such costs and expenses are attributable to (1) the ownership or operation of the Borrower and its Subsidiaries (other than the Oncor Subsidiaries) or (2) the ownership and operation of the Oncor Subsidiaries, to the extent that the Oncor Subsidiaries have not reimbursed the Borrower or such direct or indirect parent company of the Borrower for such costs and expenses, (B) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof and such parent’s Subsidiaries to the extent such claims are attributable to the ownership or operation of the Borrower and its Subsidiaries) or any Restricted Subsidiary or (C) fees and expenses otherwise due and payable by the Borrower (or any parent thereof and such parent’s Subsidiaries to the extent such fees and expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries) or any Restricted Subsidiary and not prohibited to be paid by the Borrower and its Restricted Subsidiaries hereunder;

(iii) franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower;

(iv) to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or any Restricted Subsidiary pursuant to Section 8.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 8.5) of the Person formed or acquired into the Borrower or any Restricted Subsidiary, (C) the Borrower shall comply with Section 7.11 and Section 7.12 to the extent applicable and (D) the aggregate amount of such dividends shall reduce the ability of the Borrower and the Restricted Subsidiary to make Investments under the applicable clauses of Section 8.5 by such amount;

(v) customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition or disposition transaction payable by the Borrower or the Restricted Subsidiaries; and

(vi) customary salary, bonus and other benefits payable to officers, employees or consultants of any direct or indirect parent company (and such parent’s Subsidiaries (other than the Oncor Subsidiaries)) of the Borrower to the extent such salaries, bonuses and other benefits are attributable to (A) the ownership or operation of the Borrower and its Subsidiaries (other than the Oncor Subsidiaries) or (B) the ownership and operation of the Oncor Subsidiaries, to the extent that the Oncor Subsidiaries have not reimbursed the Borrower or such direct or indirect parent company of the Borrower for such payments;

provided that any payments made pursuant to clauses (i), (ii) or (vi) above, to the extent relating to the ownership, operation or income of the Oncor Subsidiaries, shall be made in the form of loans, the terms of which shall require repayment upon receipt by Parent of funds from the Oncor Subsidiaries as reimbursement for such amounts;

(e) to the extent (if any) constituting dividends, transactions pursuant to the Shared Services Agreement or described in any Budget approved by the Administrative Agent and the Joint Lead Arrangers;

(f) to the extent constituting dividends, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 8.3;

(g) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represents a portion of the exercise price of such options or warrants, and the Borrower may pay dividends to any direct or indirect parent thereof as and when necessary to enable such parent to effect such repurchases;

(h) the Borrower may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j) the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) the Borrower may make payments described in Sections 7.9(a), 7.9(b), 7.9(e), 7.9(f), 7.9(g), 7.9(h), 7.9(i), 7.9(j) and 8.5(y);

(l) the Borrower may pay dividends or make distributions in connection with the Transactions, including payments in respect of Parent’s and its Subsidiaries’ long term incentive plan or in respect of tax gross-ups and other deferred compensation; and

(m) the Borrower may make loans to, or permit letters of credit to be issued on behalf of, any of its direct or indirect parent companies or such parents’ Subsidiaries for working capital purposes so long as made in the ordinary course of business and consistent with past practices and in an amount not to exceed $20,000,000 of which no more than $15,000,000 may be in the form of letters of credit.

Notwithstanding anything to the contrary contained in Section 8 (including Section 8.5 and this Section 8.6, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Stock or Stock Equivalents or purchase or otherwise acquire for cash any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower for cash from the Permitted Holders, or guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Stock or Stock Equivalents to or from the Permitted Holders, in each case by means of utilization of the cumulative dividend and investment credit provided by the use of the Applicable Amount or the exceptions provided by Sections 8.5(i), 8.5(k), and 8.5(m) and Section 8.5(u), unless at the time and after giving effect to such payment, no Event of Default has occurred and is continuing.

8.7. Limitation on Prepaying Indebtedness. Except as permitted by the terms and conditions set forth in the Acceptable Reorganization Plan, the First Day Orders, the Final Order, any cash collateral order agreed to by the Administrative Agent, or as specifically permitted hereunder, Borrower shall not, and shall not permit the Restricted Subsidiaries to, without the express prior written consent of the Required Lenders, make any payment or transfer with respect to any Indebtedness incurred or arising prior to the filing of the Cases, whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

8.8. Limitations on Sale Leasebacks. The Borrower will not, and will not permit the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks after the Closing Date, other than Permitted Sale Leasebacks.

8.9. Liquidity Covenant. The Borrower will not permit Unrestricted Cash to be less than $150,000,000 at any time.

8.10. Changes in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing except as required by the Bankruptcy Code or pursuant to the Final Order.

8.11. Bankruptcy Provisions. i) The Borrower shall not, and shall not permit any other Credit Party or any other Restricted Subsidiary to, consent to the termination or reduction of the EFIH Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or fail to object to any motion by a party in interest (other than a Lender or the Administrative Agent) seeking to terminate or reduce the Exclusivity Periods, in each case without the prior written consent of the Administrative Agent.

(a) The Borrower shall not, and shall not permit any other Credit Party or any other Restricted Subsidiary to create or permit to exist any other Superpriority Claim (other than the Carve Out or the Obligations) or any “claim” (as such word is defined in the Bankruptcy Code) that is pari passu with or senior to the claims of the Secured Parties or any Lien which that is pari passu with or senior to the Liens of the Secured Parties in any of the Cases except (A) with the prior written consent of the Administrative Agent or (B) to the extent such Lien constitutes Permitted Liens securing Indebtedness or obligations not prohibited by this Agreement.

8.12. Affiliate Value Transfers. The Borrower will not, and will not permit the Restricted Subsidiaries to, make any Affiliate Value Transfers in an aggregate amount in excess of $50,000,000 for all such Affiliate Value Transfers made from the Closing Date.

SECTION 9. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”).

9.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

9.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(e), Section 7.5 (solely with respect to the Borrower), Section 7.14 or Section 8; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1 or 9.2 or clause (a) of this Section 9.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

9.4. Default Under Other Agreements. (a) The Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness incurred after the Petition Date (other than any Indebtedness described in Section 9.1 or Hedging Obligations) in excess of $37,500,000 in the aggregate for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations was created), in each case, after giving effect to any applicable period of grace, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations) or as a mandatory prepayment, prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

9.5. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 9.5 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

9.6. Credit Documents.Any Credit Document or any material provision thereof shall cease to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by any of the Credit Documents shall cease to be enforceable; or

9.7. Judgments. Any judgments that are in the aggregate in excess of $25,000,000 as to any post-petition obligation that is allowed as an administrative expense claim against the EFIH Debtors shall be rendered against the EFIH Debtors and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants, in each case, to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or there shall be rendered against the EFIH Debtors a non-monetary judgment with respect to a post-petition event that causes or is reasonably expected to cause a Material Adverse Effect; or

9.8. Hedging Agreements. The Borrower or any of the Restricted Subsidiaries shall default (and have knowledge of such default) in any required payment obligation that is not being contested in good faith and by appropriate proceedings by the Borrower or any Restricted Subsidiary under any one or more Hedging Agreements entered into after the Petition Date and involving liabilities in the aggregate in excess of $37,500,000 and payable by the Borrower and the Restricted Subsidiaries, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Hedging Agreements; and such default shall not have been cured within 60 days after the date on which the date on which the counterparty under such Hedging Agreement is permitted to cause the obligation to become due and payable; or

9.9. Change of Control. A Change of Control shall occur; or

9.10. Matters Related to the Cases.

(i) any of the Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code; or

(ii) a trustee, receiver, interim receiver, or manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code); or

(iii) any other Superpriority Claim (other than the Carve Out or the Obligations) or any “claim” (as such word is defined in the Bankruptcy Code) that is pari passu with or senior to the claims of the Secured Parties or any Lien that is pari passu with or senior to the Liens of the Secured Parties shall be granted in any of the Cases except (A) with the prior written consent of the Administrative Agent or (B) to the extent such Lien constitutes Permitted Liens securing Indebtedness or obligations not prohibited by this Agreement; or

(iv) the Bankruptcy Court shall enter an order approving any claims for recovery of amounts under section 506(c) of the Bankruptcy Code or otherwise arising from the preservation of any Collateral; or

(v) any EFIH Debtor makes any material payments relating to prepetition obligations (including any “adequate protection” payments) other than in accordance with the First Day Orders, the Interim Fee Order, the Final Order, Section 8.7 or as otherwise agreed to by the Administrative Agent; or

(vi) the Credit Parties or any of their Subsidiaries, or any person claiming by or through the Credit Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Administrative Agent or Lenders, in each case, relating to the Term Loan Facility; or

(vii) (1) Any EFIH Debtor shall file a motion or pleading or commence a proceeding that could reasonably be expected to result in an impairment of the Administrative Agent’s or any of the Lenders’ material rights or interests in their capacities as such under the Term Loan Facility or (2) a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in such an impairment; or

(viii) the Bankruptcy Court shall enter a final non-appealable order that is adverse in any material respect to the interests (taken as a whole) of the Administrative Agent or the Lenders or their respective material rights and remedies in their capacity as such under the Term Loan Facility in any of the Cases; or

(ix) any EFIH Debtor shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other Person’s motion as to any matter set forth in Section 9.7, Section 9.8, this Section 9.10 (other than this subclause (x)), Section 9.11, Section 9.12 or Section 9.13.

9.11. Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to (i) any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any equity interest in any of the Oncor Subsidiaries held by any of the EFIH Debtors or (ii) any creditor or party in interest (or the granting of a deed in lieu of foreclosure or the like) on any assets of the EFIH Debtors (other than assets described in clause (i)) that have an aggregate value in excess of $25,000,000; or

9.12. Status of Orders. (i) An order shall be entered reversing, supplementing, staying for a period of five (5) Business Days or more, vacating or otherwise amending, supplementing or modifying the Interim Fee Order or the Final Order in a manner that is adverse to the interests of the Administrative Agent or the Lenders, or the Borrower or any Guarantor shall apply for authority to do so, without the prior written consent of the Administrative Agent or the Required Lenders, (ii) the or Final Order shall cease to create a valid and perfected lien on the Collateral or to be in full force and effect; or (iii) the Borrower or any Guarantor shall fail to comply with the Interim Fee Order or the Final Order in any material respect; or

9.13. Confirmation of Plan. A plan shall be confirmed in any of the Cases that does not provide for termination of the Term Loan Commitment hereunder and the indefeasible payment in full in cash of the Obligations (other than Contingent Obligations) on the effective date of such plan;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, subject in each case to the terms and conditions of the Final Order, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by five Business Days’ written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement: declare the principal of and any accrued interest and Fees in respect of any or all Loans and any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

9.14. Application of Proceeds. Subject to the Carve Out, during the existence of an Event of Default any Net Cash Proceeds received by the Collateral Agent, any distribution made in respect of any Collateral in any bankruptcy or insolvency proceeding of any Credit Party, all proceeds of any sale, collection or other liquidation of any Collateral, including all insurance proceeds received in respect thereof, and all proceeds of any such distribution, and any proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement and/or any other Credit Document, promptly as follows:

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreement and Secured Cash Management Agreements to the extent constituting Obligations and any interest accrued thereon (excluding any breakage, termination or other payments thereunder), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Secured Hedging Agreement and Secured Cash Management Agreements to the extent constituting Obligations and any interest accrued thereon; and

(v) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described of this Section 9.14, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding anything to the contrary contained herein, any Event of Default under this Agreement or similarly defined term under any other Credit Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist and the Borrower is in compliance with this Agreement and/or such other Credit Document.

SECTION 10. The Agents.

10.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 10 (other than Sections 10.9 and 10.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any Lender or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

(b) The Administrative Agent, each Lender and each Hedge Bank with respect to any Hedging Agreement hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the Administrative Agent or the Lenders or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Co-Syndication Agents, the Joint Lead Arrangers and the Co-Documentation Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 10.

10.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

10.3. Exculpatory Provisions.

(a) No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

(b) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

10.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. For purposes of determining compliance with the conditions specified in Section 5 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders, the Administrative Agent and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

10.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, each other Guarantor and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, each other Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Term Loan Commitment shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Credit Parties pursuant to Section 11.5, in any way relating to or arising out of the Term Loan Commitment, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Term Loan Commitment, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 10.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agents in its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of a Default or Event of Default) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 10 (including Section 10.7) and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

10.10. Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

10.11. Trust Indenture Act. In the event that DB or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of DB, in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender or Secured Party under any Credit Document (other than DB or an Affiliate of DB) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

10.12. Security Documents and Guarantee. (a) Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 11.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and Guarantee may be exercised solely by the Collateral Agent, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Intercreditor Agreement. Each of the Administrative Agent and the Collateral Agent is hereby authorized to enter into an intercreditor agreement in connection with the Incremental Facility (as provided in Section 2.13(g)), and the parties hereto acknowledge that such intercreditor agreement is binding upon them. Each Lender (i) hereby agrees that it will be bound by and will take no actions contrary to the provisions of such intercreditor agreement and (ii) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into such intercreditor agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (x) any amendments to such intercreditor agreement, and (y) any other intercreditor arrangements, to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by this Agreement.

SECTION 11. Miscellaneous.

11.1. Amendments, Waivers and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest or principal at the “Default Rate” or amend Section 2.7(c)), or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Term Loan Commitment, or increase the aggregate amount of the Term Loan Commitment of any Lender, or amend or modify any provisions of Section 4.3(a) (with respect to the ratable allocation of any payments only) and 11.8(a) and 11.19 or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that the Extension Conditions (other than the Extension Conditions set forth under clauses (1) (solely with respect to an Event of Default under Section 9.1) and (6) of the definition thereof) may be amended, supplemented or modified or waived with the written consent of the Required Lenders, or

(ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentages specified in the definition of the term “Required Lenders”, consent to the assignment or transfer by the Borrower of their respective rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 8.3) or alter the order of application set forth in Section 4.2(b), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 10 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 10 then applies in a manner that directly and adversely affects such Person, or

(iv) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each Lender, or

(v) amend Section 2.8 (or any related definitions) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or

(vi) affect the rights or duties of, or any Fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent, or

(vii) waive the provisions of the proviso of Section 2.13(c) without the written consent of the Non-Defaulting Lenders having or holding a majority of the sum of the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date (but not including in such calculation any Incremental Facility, and it being understood and agreed that the consent of no other Lender shall be required to waive such provisions).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, the applicable Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Loans.

In the case of any waiver, the Borrower, the applicable Credit Parties, the Lenders, the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Term Loan Commitment, Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except as expressly provided for by this Agreement).

In addition, notwithstanding the foregoing, (i) the Administrative Agent, the Collateral Agent and the relevant Credit Parties may amend, supplement or modify the Security Documents to make such ministerial changes as may be required to effect the provisions of Section 8.2(a) without the consent of any Lender so long as such amendments do not adversely affect the Lenders and (ii) the Administrative Agent, the Collateral Agent and the relevant Credit Parties may amend, supplement or modify this Agreement or any of the Security Documents and any other document delivered in connection therewith at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects, (iii) to cause such any such Security Document or other document to be consistent with this Agreement and the other Credit Documents, or (iv) add syndication or documentation agents and make customary changes and references related thereto.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or Cash Management Obligations in respect of Secured Cash Management Agreements, and Contingent Obligations) having been indefeasibly paid in full, in cash, all Term Loan Commitment having been terminated, and all

Letters of Credit having been cancelled, (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination (in accordance with the terms of this Agreement) or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 11.1), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Credit Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Subsidiary Guarantors shall be automatically released from the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

11.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.8, and 4.1 shall not be effective until received.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5. Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents, the Joint Lead Arrangers and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, the syndication of the Term Loan Facility, the consummation and administration of the transactions contemplated hereby and thereby, any Event of Default or the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented out-of-pocket Prepetition and post-Petition Date fees, disbursements and other charges of Advisors; (b) to pay, indemnify, and hold harmless each Agent, each Joint Lead Arranger and each Lender from, any and all recording and filing fees and (c) to pay, indemnify, and hold harmless each Agent, each Joint Lead Arranger, each Lender and their respective Affiliates, directors, officers, partners, employees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and other charges of Advisors, related to the Transactions (including the Cases) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified Person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of the Borrower, any of the Borrower’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided that neither the Borrower nor any other Credit Party shall have any obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent they resulting from (A) the gross negligence, bad faith or willful misconduct of such indemnified Person or any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such indemnified Person or any of its Related Parties under the Credit Documents, as determined by a final non-appealable judgment of a court of competent jurisdiction or (C) disputes not involving an act or omission of the Borrower or any other Credit Party and that is brought by an indemnified Person against any other indemnified Person, other than any claims against any indemnified Person in its capacity or in fulfilling its role as an Agent or Joint Lead Arranger or any similar role under the Term Loan Facility. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

All amounts payable under this Section 11.5 shall be paid within ten (10) days following written demand of the Borrower together with an invoice relating thereto setting forth such expense in reasonable detail.

No Credit Party nor any indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the indemnified Persons, to the extent any indemnified Persons is found liable for special, punitive, indirect or consequential damages to a third party). No indemnified Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified Person or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction). This Section 11.5 shall not apply to Taxes.

11.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 8.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 11.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 11.5 and, to the extent expressly contemplated by Section 11.20, the Oncor Subsidiaries) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if a Specified Default has occurred and is continuing with respect to the Borrower, to any other assignee; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for any assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing or any other term or condition herein to the contrary, no such assignment shall be made to (x) a natural person or (y) a Disqualified Institution.

(ii) Assignments shall be subject to the following additional conditions:

(A) except (i) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Loans, (ii) an assignment to a Federal Reserve Bank or (iii) in connection with the initial syndication of the Term Loan Commitment or Loans, the amount of the Term Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than, in the case of Loans and Term Loan Commitment, $5,000,000 and increments of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing with respect to the Borrower; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 11.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 4.4 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 11.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 11.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are not Disqualified Institutions (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clauses (i) or (vii) of the second proviso of the first paragraph of Section 11.1 that affects such Participant. Subject to clause (c)(ii) of this Section 11.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 4.4 to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.6 To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 11.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.9, 2.10, or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Any Lender may, without the consent of the Borrower, the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G, evidencing the Term Loans owing to such Lender.

(e) Subject to Section 11.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative

Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 11.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.9, 2.10, and 4.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.9, 2.10, and 4.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 11.6.

11.7. Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.9 or 4.4, (b) is affected in the manner described in Section 2.9(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Specified Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.9, 2.10 or 4.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 11.1 requires the consent of all of the Lenders or all Lenders directly and adversely affected and with respect to which the Required Lenders shall have granted their consent (or at least 50.1% of the directly and adversely affected Lenders), then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Term Loan Commitment hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 11.6.

11.8. Adjustments; Set-off. Subject in each case to the Final Order:

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such

Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11. INTEGRATION. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE BORROWER’S CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT. IT IS SPECIFICALLY AGREED THAT THE PROVISION OF THE TERM LOAN FACILITY HEREUNDER BY THE LENDERS SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN THE COMMITMENT LETTER.

11.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

11.13. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 11.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 11.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 11.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

11.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the Term Loan Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower agrees not to claim that the Administrative Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

11.15. WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16. Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any Subsidiary of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement or in connection with any amendment, supplement, modification or waiver or proposed amendment, supplement, modification or waiver hereto or the other Credit Documents (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to such Lender’s or the Administrative Agent’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by Applicable Law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of such Lender by such governmental regulatory or self-regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 11.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 11.16 or confidentiality provisions at least as restrictive as those set forth in this Section 11.16.

11.17. Direct Website Communications.

(a) The Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 11.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) The Borrower further agrees that the Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Lenders or any bona fide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 11.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith, willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries of the Borrower or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower and the Subsidiaries of the Borrower and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries of the Borrower and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

11.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

11.19. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

11.20. Separateness.

(a) The Secured Parties hereby acknowledge (i) the legal separateness of the Borrower and the Subsidiaries of the Borrower (other than the Oncor Subsidiaries) from the Oncor Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under the Existing Oncor Notes and under the transition bonds have likely advanced funds thereunder in reliance upon the separateness of the Oncor Subsidiaries from the Borrower and the Subsidiaries of the Borrower (other than the Oncor Subsidiaries), (iii) that the Oncor Subsidiaries have assets and liabilities that are separate from those of the Borrower and the Subsidiaries of the Borrower (other than the Oncor Subsidiaries), (iv) that the Obligations are obligations and liabilities of the Borrower and the other Credit Parties only, and are not the obligations or liabilities of any of the Oncor Subsidiaries, (v) that the Secured Parties shall look solely to the Borrower and the Guarantors and such Persons’ assets, and not to any assets, or to the pledge of any assets, owned by any of the Oncor Subsidiaries, for the repayment of any amounts payable pursuant to this Agreement and for satisfaction of any other Obligations, and (vi) that none of the Oncor Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other Obligation, under the Credit Documents.

(b) The Secured Parties hereby acknowledge and agree that the Secured Parties shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against any of the Oncor Subsidiaries, or against any of the Oncor Subsidiaries’ assets. The Secured Parties further acknowledge and agree that each of the Oncor Subsidiaries is a third party beneficiary of the foregoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

11.21. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.21, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 11.21 constitute, and this Section 11.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12. Security.

12.1. Security.

(a) Collateral; Grant of Lien and Security Interest.

(i) Pursuant to the Final Order and in accordance with the terms thereof (and subject to the terms and conditions set forth therein), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of the Obligations, the Borrower hereby assigns, pledges, and grants to the Collateral Agent, for the benefit of the Secured Parties (subject, in each case, to the Carve Out):

(A) a fully-perfected first priority senior security interest in and Lien upon, pursuant to section 364(c)(2) of the Bankruptcy Code, all prepetition and postpetition property of the Borrower, whether existing on the Petition Date or thereafter acquired that, on or as of the Petition Date, is not subject to valid, perfected, and non-avoidable Liens, including, without limitation, all real and personal property, inventory, plant, fixtures, machinery, equipment, cash, any investment of such cash, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims of the Borrower), deposit accounts, investment property, supporting obligations, minerals, oil, gas, and as-extracted collateral, causes of action (including those arising under section 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code), royalty interests, chattel paper, contracts, general intangibles, documents, instruments, interests in leaseholds, letter of credit rights, patents, copyrights, trademarks, trade names, other intellectual property, Stock and Stock Equivalents of Subsidiaries, books and records pertaining to the foregoing, and to the extent not otherwise included, all proceeds, products, offspring, and profits of any and all of the foregoing (the “Unencumbered Property”); provided that the Unencumbered Property shall exclude the Borrower’s Avoidance Actions, but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered, or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement, or otherwise;

(B) a fully-perfected first priority senior priming security interest in and Lien upon, pursuant to section 364(d)(1) of the Bankruptcy Code, all prepetition and postpetition property of the Borrower, whether existing on the Petition Date or thereafter acquired, that is subject to valid, perfected, and non-avoidable Liens currently held by any of the Prepetition Primed Trustees and Existing Primed Creditors; provided that such security interests and Liens shall be senior in all respects to the interests in such property of any of the Prepetition Primed Trustees and Existing Primed Creditors arising from current and future Liens of any of the Prepetition Primed Trustees and Existing Primed Creditors (including, without limitation, Adequate Protection Liens) (as defined in the Final Order), but shall not be senior to any valid, perfected, and non-avoidable interests of other parties arising out of Liens, if any, on such property existing immediately prior to the Petition Date, or to any valid, perfected, and non-avoidable interests in such property arising out of Liens to which the Liens of any of the Prepetition Primed Trustees and Existing Primed Creditors become subject subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; and

(C) a fully-perfected junior security interest in and Lien upon, pursuant to section 364(c)(3) of the Bankruptcy Code, all prepetition and postpetition property of the Borrower (other than the property described in clauses (A) and (B) of this Section 12.1(a)(i), as to which the Liens and security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, will be as described in such clauses), whether existing on the Petition Date or thereafter acquired, that is subject to valid, perfected, and non-avoidable Liens in existence immediately prior to the Petition Date, or to any valid and non-avoidable Liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (in each case, other than the Adequate Protection Liens);

provided, that notwithstanding anything to the contrary in this Section 12.1(a)(i), the Collateral shall exclude Excluded Collateral.

(ii) The security interests and Liens in favor of the Collateral Agent in the Collateral shall be effective immediately upon the entry of the Final Order and subject, only in the event of the occurrence and during the continuance of an Event of Default, to the Carve Out and the terms and conditions set forth in the Final Order. Such Liens and security interests and their priority shall remain in effect until the Obligations (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or Cash Management Obligations in respect of Secured Cash Management Agreements, and Contingent Obligations) have been indefeasibly paid in full, in cash and all Term Loan Commitment have been terminated.

(iii) Subject only to the prior payment of the Carve Out, no costs or expenses of administration which have been or may be incurred in the Cases or any Successor Cases (as defined in the Final Order) or in any other proceedings related thereto, and no priority claims, are or will be senior to, or pari passu with, any claim of any Secured Party or the Collateral Agent against any Credit Party.

(b) Administrative Priority. The Borrower agrees that its Obligations shall, pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims in the Cases or any Successor Cases, ranking on a parity with each other and having priority over all administrative expense claims, diminution claims, unsecured claims, and all other claims against the EFIH Debtors or their estates in any of the Cases and any Successor Cases, existing on the Petition Date or thereafter, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, subject only the Carve Out, to the extent specifically provided for in the Interim Fee Order or the Final Order.

(c) Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 12.1(a)(i) hereof and the administrative priority granted pursuant to Section 12.1(b) hereof may be independently granted by the Credit Documents and by other Credit Documents hereafter entered into. This Agreement, the Final Order, and such other Credit Documents supplement each other, and the grants, priorities, rights, and remedies of the Agents and the Secured Parties hereunder and thereunder are cumulative.

(d) No Filings Required. The Liens and security interests referred to in this Section 12 shall be deemed valid and perfected by entry of the Final Order, and entry of the Final Order shall have occurred on or before any Loan is made. The Collateral Agent shall not be required to file or record any financing statements, patent filings, trademark filings, mortgages, notices of Lien, or other instrument or document in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, the Final Order or any other Credit Document.

(e) Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent and the Secured Parties pursuant to this Agreement, the Final Order, and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered, or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the EFIH Debtors (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except to the extent of the Carve Out, no fees, charges, disbursements, costs or expenses of administration which have been or may be incurred in the Cases or any Successor Cases, or in any other proceedings related thereto, and no priority claims, are or will be superior to or pari passu with any claim of the Collateral Agent and the Secured Parties against the EFIH Debtors;

(ii) subject to the Carve Out and subject to the terms of the Final Order, the Liens in favor of the Collateral Agent and the Secured Parties set forth in Section 12.1(a)(i) hereof shall constitute valid and perfected first priority Liens and security interests, and shall be superior to all other Liens and security interests, existing as of the Petition Date or thereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Liens); and

(iii) the Liens in favor of the Collateral Agent and the Secured Parties set forth herein and in the other Credit Documents shall continue to be valid and perfected without the necessity that the Collateral Agent files financing statements or mortgages, takes possession or control of any Collateral, or otherwise perfects its Lien under applicable non-bankruptcy law.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

ENERGY FUTURE HOLDING COMPANY LLC,
as the Borrower

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

EFIH FINANCE INC. as the Borrower

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Senior Vice President and Treasurer

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Lisa Wong
Name:	Lisa Wong
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Lisa Wong
Name:	Lisa Wong
Title:	Vice President

The undersigned Exchanging Lenders are receiving the Exchanged Amounts as set forth in the DIP Financing Motion pursuant to (i) the Restructuring Support Agreement and (ii) the Final Order and First Lien Settlement Order (as defined in the Final Order). No monies or funds were used by the undersigned in connection with the funding of the Term Loans hereunder. Accordingly, the undersigned Exchanging Lenders are signatories to the Agreement only for the purpose of (A) obtaining the rights and benefits conferred to Lenders under the Credit Documents, the RSA, the Final Order and the First Lien Settlement Order, (B) agreeing to be bound to the terms and conditions of the Credit Documents as an Exchanging Lender and Lender and (C) confirming the receipt of the Exchanged Amounts.

Name of Legal Entity
By:
Name:
Title:

Schedules to

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of June 19, 2014

among

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC and EFIH FINANCE INC.,

as the Co-Borrowers,

The Several Lenders

from Time to Time Parties Hereto,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent,

CITIBANK, N.A.,

BANK OF AMERICA, N.A. AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents,

BARCLAYS BANK PLC, ROYAL BANK OF CANADA AND UNION BANK, N.A.,

as Co-Documentation Agents,

DEUTSCHE BANK SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC, RBC CAPITAL MARKETS AND UNION BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

LOOP CAPITAL MARKETS, LLC AND WILLIAMS CAPITAL GROUP, LLC,

as Co-Managers

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Subsidiaries
Schedule 1.1(c)	Unrestricted Subsidiaries
Schedule 1.1(d)	First Day Orders
Schedule 2.1(a)	Exchanged Amounts
Schedule 6.4	Litigation
Schedule 6.12	Subsidiaries
Schedule 6.15	Property
Schedule 7.9	Closing Date Affiliate Transactions
Schedule 8.1	Closing Date Indebtedness
Schedule 8.2	Closing Date Liens
Schedule 8.4	Scheduled Dispositions
Schedule 9.5	Closing Date Investments
Schedule 11.2	Notice Addresses

SCHEDULE 1.1(a)

Commitments

[Redacted.]

SCHEDULE 1.1(b)

Excluded Subsidiaries

None.

SCHEDULE 1.1(c)

Unrestricted Subsidiaries

None.

SCHEDULE 1.1(d)

First Day Orders

First Day Motions

1.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Directing Joint Administration of the Debtors’ Chapter 11 Cases

1.	Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. for Entry of (I) An Interim Order (A) Approving Certain Fees Related to Postpetition Financing and Granting Such Fees Administrative Expense Priority and (B) Scheduling a Final Hearing; and (II) A Final Order (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral, (D) Authorizing the EFIH First Lien Refinancing, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Motion, (F) Determining the Value of Secured Claims, and (G) Modifying the Automatic Stay

2.	Motion Authorizing Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. to File Under Seal the Certain Fee Letter Related to Proposed Debtor-in-Possession Financing

3.	Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, for Entry of Interim and Final Orders (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing

4.	Motion Authorizing Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates to File Under Seal Certain Fee Letters Related to Proposed Debtor-In-Possession Financing

5.	Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates for Entry of Interim and Final Orders (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing

6.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders (A) Authorizing the Debtors to (I) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (II) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (III) Continue Employee and Retiree Benefit Programs, and (B) Modifying the Automatic Stay

7.	Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority

8.	Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs and Customer Agreements, (II) Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix Deadlines to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of Customer Agreements, and the Bar Dates for Customer Claims and (B) An Order Authorizing Certain of the Debtors to Assume the Customer Agreements[2]

[2]	The hearing on the Assumption Order (as such term is defined in the motion) will be heard at a later date and is excluded from the condition precedent in Section 6.11 on such basis.

9.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Prepetition Critical Vendor Claims

10.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to (A) Grant Administrative Expense Priority to All Undisputed Obligations for Goods and Services Ordered Prepetition and Delivered Postpetition and Satisfy Such Obligations in the Ordinary Course of Business, and (B) Pay Prepetition Claims of Shippers, Warehousemen, and Materialmen

11.	Motion of Energy Future Holdings Corp., et al., For Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter into and Perform under Trading Continuation Agreements and New Postpetition Hedging and Trading Arrangements

12.	Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing Certain of the Debtors to Pay Certain Prepetition Transition Charges and Delivery Charges and (B) An Order Authorizing Certain of the Debtors to Assume Transmission and Distribution Service Agreements

13.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Determining Adequate Assurance of Payment for Future Utility Services

14.	Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Certain Prepetition Taxes and Fees

15.	Application of Energy Future Holdings Corp., et al., for Entry of an Order Approving the Retention and Appointment of Epiq Bankruptcy Solutions, LLC as the Claims and Noticing Agent for the Debtors

16.	Motion of Energy Future Holdings Corp., et. al., for Entry of an Order Authorizing the Debtors to File a Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor

17.	Motion of Energy Future Holdings Corp., et. al., for Entry of An Order Authorizing Certain of the Debtors to Assume Standard Form Market Participant Agreements with ERCOT[3]

[3]	Will not be heard at first day hearing and is excluded from the condition precedent in Section 6.11 on such basis.

SCHEDULE 2.1(a)

Exchanged Amounts

[Redacted.]

SCHEDULE 6.4

Litigation

None.

SCHEDULE 6.12

Subsidiaries

Energy Future Intermediate Holding Company LLC

EFIH Finance Inc.†

Oncor Electric Delivery Holdings Company LLC*

Oncor Electric Delivery Company LLC*

Oncor License Holdings Company LLC*

Oncor Communications Holdings Company LLC*

Oncor Management Investment LLC*

Oncor Electric Delivery Transmission Bond Company LLC*

Oncor Electric Delivery Administration Corp.*

EFIH Finance, Inc.

None.

“†”	indicates such Subsidiary is a Material Subsidiary.
“*”	indicates such Subsidiary is an Oncor Subsidiary.

SCHEDULE 6.15

Property

None.

SCHEDULE 7.9

Closing Date Affiliate Transactions

(1)	Shared Services Agreement

SCHEDULE 8.1

Closing Date Indebtedness

Indebtedness outstanding with respect to EFIH’s and EFIH Finance’s 9.75% Senior Secured Notes due October 15, 2019.

Indebtedness outstanding with respect to EFIH and EFIH Finance’s 11.25%/12.25% Senior Toggle Notes due December 1, 2018.

EFH Corp.’s 10.875% Senior Notes due November 1, 2017 are guaranteed on an unsecured basis by EFIH.

EFH Corp.’s 11.25%/12.00% Senior Toggle Notes due November 1, 2017 are guaranteed on an unsecured basis by EFIH.

SCHEDULE 8.2

Closing Date Liens

1.	Liens securing the Prepetition First Lien Obligations

2.	Liens securing the Prepetition Second Lien Obligations

3.	The postpetition Lien granted to the Prepetition First Lien Trustee on all collateral securing the obligations under the Prepetition First Lien Indentures for any makewhole premium or other asserted amounts related to Prepetition First Lien Obligations, if any.

SCHEDULE 8.4

Scheduled Dispositions

None.

SCHEDULE 8.5

Closing Date Investments

1.	$281,691,000.00 of Parent’s 5.55% Fixed Series P Notes due November 15, 2014

2.	$545,001,000.00 of Parent’s 6.50% Fixed Series Q Notes due November 15, 2024

3.	$456,147,000.00 of Parent’s 6.55% Fixed Series R Notes due November 15, 2034

4.	$78,726,000.00 of Texas Competitive Electric Holdings Company LLC’s 10.25% Fixed Senior Notes due November 1, 2015

SCHEDULE 11.2

Notice Addresses

If to the Borrowers:

1601 Bryan Street

Dallas, Texas 75201

Attention: Legal Department

Telephone: 214-812-4660

Facsimile: 214-812-2717

1601 Bryan Street

Dallas, Texas 75201

Attention: Treasury Department

Telephone: 214-812-4660

Email: tony.horton@energyfutureholdings.com

Email: stacey.dore@energyfutureholdings.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 N. La Salle Street

Chicago, Illinois 60654

Attention: Linda K. Myers, P.C.

Telephone: (312) 862-2322

Facsimile: (312) 862-2200

If to the Administrative Agent or the Collateral Agent:

Deutsche Bank

60 Wall Street (NYC60—0266)

New York. N.Y. 10005-2836

Attention: Marcus M. Tarkington

Telephone: 212 250-6153

Facsimile: 212 553-3080

Email: marcus.tarkington@db.com

With a copy to:

Email: sara.pelton@db.com

Email: Agency.Transactions@db.com